EXHIBIT 10.25

CONFIDENTIAL	EXECUTION COPY

ASSET PURCHASE AGREEMENT

between

SENSUS METERING SYSTEMS INC.,

as Purchaser

and

ADVANCED METERING DATA SYSTEMS, L.L.C.,

as Seller

June 2, 2006

i

(continued)

(continued)

(continued)

Exhibits

Exhibit A		Forms of Bill of Sale and Bill of Sale and Assignment and Assumption Agreement
Exhibit B		Forms of Intellectual Property Assignments
Exhibit C		Form of Metrocall Assignment and Assumption Agreement
Exhibit D		Form of STI Assignment and Assumption Agreement
Exhibit E		Form of Noncompetition Agreement
Exhibit F		Form of Subscription Agreement
Exhibit G		Form of Termination and Release Agreement
Exhibit H		Form of Sensus/AMDS Termination Agreement
Exhibit I		Financial Statements
Exhibit J		Amended and Restated Bye-Laws
Exhibit K		Form of Loan and Security Agreement

Schedules

A	-	Excluded Assets
2.1(c)	-	Assigned Contracts
2.1(d)	-	Personal Property Leases
2.1(e)	-	Real Property Leases
2.1(f)	-	Purchased Intellectual Property
2.1(l)(i)	-	Open Customer Orders
2.1(l)(ii)	-	Open Supplier Orders
2.3(c)	-	Accounts Payable and Accrued Expenses
2.4(b)(i)	-	Example Current Asset Calculation
2.4(b)(ii)	-	Definition of Adjusted Closing Current Assets
2.5	-	Earnout Terms
3.1(b)	-	Capitalization
3.3(a)	-	Violations
3.3(b)	-	Consents and Approvals
3.4	-	Ownership of Purchased Assets
3.6	-	Absence of Changes
3.8	-	Leased Personal Property
3.10	-	Material Contracts
3.11(f)	-	Persons who have contributed to Owned Intellectual Property
3.11(i)	-	Open Source Software
3.13	-	Insurance
3.14	-	Environmental Matters and OSHA
3.15	-	Litigation
3.16	-	Tax Matters
3.17(a)	-	Employee Benefit Plans
3.18(a)(i)	-	Labor Matters – Employees
3.18(a)(ii)	-	Labor Matters – Independent Contractors
3.18(b)	-	Collective Bargaining Agreements
3.18(c)	-	Labor Matters
3.18(d)	-	Labor Claims

v

3.21	-	Major Customers and Major Suppliers
3.23(a)	-	FCC Licenses
3.23(b)	-	Compliance with FCC Licenses
3.23(c)	-	FCC Licenses – Violations and Other Restrictions
3.25	-	Inventory
3.26	-	Transactions with Affiliates
3.27	-	Brokers and Finders
5.2	-	Permitted Actions
5.8(a)	-	Subject Employees
5.9	-	Subject Consultants
5.20	-	Retained NDAs

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT is entered into on this 2nd day of June, 2006 by SENSUS METERING SYSTEMS INC., a corporation organized and existing under the laws of the State of Delaware, having its principal place of business located at 8601 Six Forks Road, Suite 300, Raleigh, North Carolina 27615 (“Purchaser”), and ADVANCED METERING DATA SYSTEMS, L.L.C., a limited liability company organized and existing under the laws of the State of Louisiana, having its principal place of business located at 19411 Helenberg Road, Suite 103, Covington, Louisiana 70433 (“Seller”).

RECITALS

WHEREAS, Purchaser desires to acquire the Purchased Assets (as defined herein) from Seller;

WHEREAS, Seller desires to sell to Purchaser such Purchased Assets, all as more particularly set forth in this Agreement; and

NOW, THEREFORE, in consideration of the covenants, agreements, representations and warranties set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller agree as follows:

AGREEMENT

ARTICLE 1

DEFINITIONS

1.1 Certain Defined Terms. The following terms used in this Agreement have the following meanings:

“Accounts Payable” means trade accounts payable of Seller (including payables owing pursuant to Open Supplier Orders), excluding payables owing to any Affiliate of Seller.

“Accounts Receivable” means (i) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights of payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (ii) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (iii) any claim, remedy or other right related to any of the foregoing.

“Adjusted Closing Current Assets” has the meaning set forth in Schedule 2.4(b)(ii).

“Affiliate” means, as to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, or partnership or other ownership interests, by contract or otherwise), provided, that without limiting the foregoing: (a) any Person that owns directly or indirectly securities or ownership interests having more than fifty percent (50%) of the voting power for the election of directors or other members of the governing body of any other Person will be deemed to control such other Person; (b) each director, executive officer, limited liability company manager, or general partner of a Person shall be deemed to be an Affiliate of such Person; (c) spouses of any natural persons contemplated by clause (b) and any persons related to natural persons contemplated by clause (b) or their spouses to the second degree, by blood or marriage, shall be deemed to be Affiliates of the Person of which the persons contemplated by clause (b) is a director, executive officer, limited liability company manager, or general partner; and (d) if such Affiliate is an officer, director, limited liability company manager, or general partner of a corporation, company or partnership, such corporation, company or partnership shall be deemed to be an Affiliate of such Person. Anything to the contrary notwithstanding, Axonn L.L.C. and Axonn Corporation shall be considered Affiliates of Seller for purposes hereof.

“Aggregate Consideration” means, as of any particular date, the aggregate of (i) the Closing Cash Payment, (ii) the product of the total number of Vested Shares (as defined in the Subscription Agreement) on such date multiplied by $1,000 and (iii) all Earnout Payments made on or prior to such date.

“Agreement” means this Asset Purchase Agreement, as it may be amended from time to time.

“Bulk Sales Laws” means the Laws of any jurisdiction relating to bulk sales that are applicable to the sale of the Purchased Assets by Seller hereunder.

“Business” means Seller’s business and operations, as presently conducted or proposed to be conducted, including the provision of technology, equipment, applications, software or monitoring services in respect of (i) automatic meter reading, as well as interfaces to electricity, water and gas meters; (ii) radio frequency monitoring or control of equipment or devices; (iii) tower-based telemetry; (iv) sub-metering; and (v) equipment monitoring software-based value-added services relating to any of the foregoing.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or permitted to be closed for business.

“CERCLA” has the meaning set forth in the definition of “Environmental Laws.”

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute.

“Consideration Shares” means 30,000 shares of Purchaser Parent’s Series C Convertible Redeemable Preference Shares.

“Contract” means any contract, agreement, lease, commitment, understanding, whether oral or written, which is intended by the parties thereto or purports to be legally binding and enforceable.

“Controlled Affiliate” means, as to any Person, any other Person that directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, or partnership or other ownership interests, by contract or otherwise), provided, that without limiting the foregoing: (a) any Person that owns directly or indirectly securities or ownership interests having more than fifty percent (50%) of the voting power for the election of directors or other members of the governing body of any other Person will be deemed to control such other Person; (b) each director, executive officer, limited liability company manager, or general partner of a Person shall be deemed to be an Affiliate of such Person; and (c) spouses of any natural persons contemplated by clause (b) and any persons related to natural persons contemplated by clause (b) or their spouses to the second degree, by blood or marriage, shall be deemed to be Affiliates of the Person of which the persons contemplated by clause (b) is a director, executive officer, limited liability company manager, or general partner.

“Copyrights” means all United States and foreign copyrights, including all copyright registrations and applications therefor, works of authorship (whether or not copyrightable), and Software.

“Current Assets” means the book value of the current assets of the Company included among the Purchased Assets, which current assets shall include only the assets which would be classified as current assets under GAAP.

“Distribution” means (i) any and all dividends or distributions of any nature made or paid in respect of any of Seller’s membership interests or other equity interests, whether in cash or property or any combination thereof, or (ii) the aggregate amount paid by Seller in respect of any and all membership interests or other equity interests of Seller redeemed, repurchased or otherwise acquired, directly or indirectly, by Seller.

“Distribution Amount” shall mean the aggregate value of all Distributions during the period from December 31, 2004 until Closing.

“Dollars” and “$” mean the lawful money of the United States of America.

“Earnout Payments” means the payments to Seller contemplated by Section 2.5.

“Earnout Term” has the meaning set forth in Schedule 2.5.

“Employee Benefit Plan” means any of the following which is sponsored, maintained or contributed to by Seller or any ERISA Affiliates, in which Seller or an ERISA Affiliate is a party or a participant, or pursuant to which Seller or any ERISA Affiliate has any Liability:

(i) any employee benefit plan as defined in Section 3(3) of ERISA;

(ii) any other pension; profit sharing; retirement; deferred compensation; stock purchase, stock option, stock appreciation, phantom stock or other equity-based; incentive; bonus; performance; vacation; termination; retention; change of control; severance; “golden parachute;” disability; hospitalization; medical; life insurance; cafeteria; flexible spending account; fringe benefit; or other employee benefit plan, program, policy, or arrangement.

“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation (i) the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§9601 et seq., as amended (“CERCLA”); (ii) the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §§6901 et seq.; (iii) the Emergency Planning and Community Right to Know Act (42 U.S.C. §§11001 et seq.); (iv) the Clean Air Act (42 U.S.C. §§ 7401 et seq.); (v) the Clean Water Act (33 U.S.C. §§1251 et seq.); (vi) the Toxic Substances Control Act (15 U.S.C. §§2601 et seq.); (vii) the Hazardous Materials Transportation Act (49 U.S.C. §§5101 et seq.); (viii) the Safe Drinking Water Act (41 U.S.C. §§300f et seq.); (ix) any state, county, municipal or local statutes, laws or ordinances similar or analogous to the federal statutes listed in parts (i)-(viii) of this subparagraph, and (x) any rules, regulations, guidelines, directives, orders or the like adopted by governmental agencies pursuant to or implementing the statutes, laws, ordinances and amendments listed in parts (i)-(ix) of this subparagraph.

“Environmental Permits” means all permits, licenses, approvals, consents, orders and authorizations which are required under or issued pursuant to Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor statute.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a controlled group with such Person , or which is under common control with such Person within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Excluded Assets” means, collectively, all assets of Seller not included within the definition of “Purchased Assets,” including:

(i) all Contracts other than the Assigned Contracts;

(ii) Seller’s corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of Seller as a limited liability company, as well as photocopies of any Records transferred to Purchaser reasonably necessary for Seller to file Tax Returns or administer its affairs after the Closing;

(iii) all Tax Returns of Seller;

(iv) all refunds, rebates or similar payments in respect of Taxes to the extent they relate to events or periods prior to Closing;

(v) all of Seller’s rights under this Agreement and the other Transaction Documents;

(vi) all rights in connection with and assets of the Employee Benefit Plans;

(vii) all insurance policies and rights thereunder, including all insurance proceeds which Seller has a right to receive based upon events, circumstances or occurrences prior to the Closing; and

(viii) all of the assets listed on Schedule A attached hereto.

“FCC” means the United States Federal Communications Commission.

“FCC Expenses” means all Liabilities owed to the FCC incurred by Purchaser or Seller as a result of the assignments of the FCC Licenses as contemplated by this Agreement, including filing fees and any “unjust enrichment” or similar payment required to be made in connection therewith, but excluding any fees or expenses related to Seller’s Modification Application.

“Furniture and Fixtures” means furniture, fixtures and leasehold improvements and any and all assignable warranties covering such furniture, fixtures and leasehold improvements owned by Seller or in which Seller has an interest.

“GAAP” means generally accepted accounting principles in the United States, as promulgated in the official publications of the American Institute of Certified Public Accountants, consistently applied for all relevant periods presented.

“Governmental Authority” means the government of the United States of America, the government of any State therein, the government of any municipality therein, the government of any political subdivision therein and any department, division, commission, board, bureau, agency, judicial or administrative tribunal, or instrumentality of any of the foregoing.

“Hazardous Materials” means any chemical, waste, by-product, pollutant, contaminant, compound, product, substance, equipment or fixture defined as or deemed hazardous, carcinogenic, ignitable, corrosive, reactive or toxic under, or otherwise subject to regulation, control or remediation under, any Environmental Law. Without limiting the generality of the foregoing, the term Hazardous Materials includes, but is not limited to, petroleum and petroleum products.

“Health and Safety Laws” means any Law pertaining to the worker safety or workplace conditions, including, without limitation, the Occupational Safety and Health Act, as amended.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services which, in accordance with GAAP, would be required to be shown as a liability on the face of a balance sheet of such Person on such date (other than trade liabilities and accrued expenses, in each case to the extent incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under capitalized lease obligations, (d) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (e) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off-balance sheet financing product, (f) all indebtedness referred to in clauses (a) through (e) above to the extent secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness and (g) any obligation of the type described in clauses (a) through (f) above of another Person for which and to the extent such Person has or may become liable pursuant to a guarantee of payment or performance.

“Intellectual Property” means any Trademark, Patent, Copyright, Trade Secret, domain name or any other similar type of intellectual property right under any law, statutory provision or common law doctrine in the United States or any other country.

“IRS” means the Internal Revenue Service of the United States.

“Law” means any code, law (including, without limitation, common law), ordinance, regulation, reporting or licensing requirement, rule or statute applicable to a Person or its assets, Liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any Governmental Authority, in each case as amended or in effect prior to or on the Closing Date, including, in the case of Seller, the FCC Licenses.

“Liabilities” means liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise, whether due or to become due and whether or not required to be reflected or reserved against on a balance sheet under GAAP.

“Licensed Intellectual Property” means all Intellectual Property throughout the world that is licensed by third parties to Seller, including Software licensed to Seller pursuant to any Open Source Software licenses, and that is embodied by or embedded in the Seller Products or used or held for use in connection with the Purchased Assets or the conduct of the Business.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, claim, option, easement, deed of trust, right-of-way, encroachment, restriction on transfer (such as a right of first refusal or other similar rights), defect of title or charge of any kind, whether voluntary or involuntary, including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction.

“Losses” means any damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, Liens, losses, fees and expenses (including costs of investigation and defense, court costs, reasonable attorneys’ fees) or diminution of value, whether or not involving a third-party claim.

“Material Adverse Effect” means any circumstance, change or effect (i) on the Purchased Assets or the operations of the Business that, individually, or when taken together with all other related circumstances, changes to or effects on the Purchased Assets or the operations of the Business, is materially adverse to the condition (financial or otherwise), prospects, or results of operations of the Purchased Assets or the Business, taken as a whole, or (ii) which impairs or could reasonably be expected to impair Seller’s or its applicable Affiliates’ ability to timely consummate the transactions contemplated by this Agreement or timely perform their material obligations under this Agreement in accordance with the terms hereof; provided that none of the following (or the results thereof) shall be, or shall be deemed to result in, a Material Adverse Effect: (A) any change in Law or accounting standards or interpretations thereof applicable to the Business or the Purchased Assets, (B) any change in prevailing economic or general business conditions in the United States or internationally, or (C) any change in financial market conditions generally.

“Metrocall Assignment and Assumption Agreement” means an Assignment and Assumption Agreement, substantially in the form of Exhibit C hereto.

“Metrocall Obligations” has the meaning set forth in the form of the Metrocall Assignment and Assumption Agreement attached hereto as Exhibit C.

“Metrocall Rights” has the meaning set forth in the form of the Metrocall Assignment and Assumption Agreement attached hereto as Exhibit C.

“Modification Application” means the modification application filed with the FCC by Seller on May 1, 2006 and amended on May 23, 2006 (FCC File No. 0002587670), seeking to convert Seller’s Nationwide Narrowband PCS station license (KNKV203) to non-common carrier status, under Section 20.9(b) of the FCC’s rules.

“Ordinary Course of Business” means the ordinary course of Seller’s business and operations, consistent with Seller’s past custom and practice (including with respect to quantity and frequency).

“Owned Intellectual Property” means all Purchased Intellectual Property that is not (i) Licensed Intellectual Property, or (ii) freely available for use in the public domain.

“Patents” means all United States and foreign patents and patent applications, including all provisional, utility, continuation, continuation-in-part or divisional applications and all reissues thereof and all reexamination certificates issuing therefrom.

“Permits” means permits, certificates, licenses, orders, franchises, authorizations and approvals issued or granted by Governmental Authorities, other than the FCC Licenses.

“Permitted Liens” means (i) liens for Taxes not yet due and payable (other than taxes arising out of the transactions contemplated by the Agreement); (ii) mechanics’, materialmen’s, workers’, repairmen’s or other similar common law or statutory Liens arising or incurred in the Ordinary Course of Business and which secure obligations not yet due and payable, and (iii) other Liens or minor imperfections of title that do not adversely detract from the value of, and do not adversely interfere with the present use of, any of the Purchased Assets.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, business trusts and other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Proceeding” means any action, arbitration, audit, hearing, investigation, claim, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Purchase Price” means, collectively, the Closing Cash Payment, the Consideration Shares, Seller’s right to receive the Earnout Payments, and the Assumed Liabilities assumed by Purchaser pursuant hereto.

“Purchaser Loan” means Purchaser’s loan to Seller, in the principal amount of $2,250,000, made pursuant to the Purchaser Loan Agreement.

“Purchaser Parent” means Sensus Metering Systems (Bermuda 1) Ltd., a Bermuda limited company.

“Purchaser Products” has the meaning set forth in Schedule 2.5.

“Purchaser Services” has the meaning set forth in Schedule 2.5.

“Registered Intellectual Property” means all Owned Intellectual Property that is registered or applied for with the applicable Governmental Authority in the United States and/or registered or applied for with any applicable governmental authority abroad and all domain names owned by Seller.

“Release” shall have the same meaning ascribed thereto under CERCLA Section 101(22), except that it shall apply to any and all Hazardous Materials, not just CERCLA hazardous substances.

“Seller’s Knowledge” means the actual knowledge, after reasonably diligent investigation of the applicable subject matter, of any of H. Britton Sanderford, Jr., Mohamad Motahari, Rick Rees, Gregg Larson, Phil Franklin, Marc Reed and Robert Davis.

“Seller Products” means any product manufactured, marketed, offered for sale or sold, or proposed to be manufactured, marketed, offered for sale or sold, from time to time by or on behalf of Seller.

“SMS (Bermuda 2)” means Sensus Metering Systems (Bermuda 2) Ltd., a Bermuda limited company.

“Software” means any computer program, including, without limitation, all application software, databases, compilations, tool sets, compilers, higher level or proprietary languages, related documentation and materials, whether in source code, object code or human readable form.

“Southern Telecom Agreement” means that certain Agreement, dated as of August 24, 2004, between STI and Seller, as amended, restated or otherwise modified from time to time.

“STI” means Southern Telecom, Inc., a Delaware corporation.

“STI Assignment and Assumption Agreement” means an Assignment and Assumption Agreement, substantially in the form of Exhibit D hereto.

“STI Lease Obligations” has the meaning set forth in the form of the Metrocall Assignment and Assumption Agreement attached hereto as Exhibit D.

“STI Lease Rights” has the meaning set forth in the form of the Metrocall Assignment and Assumption Agreement attached hereto as Exhibit D.

“Target Current Assets” means $975,000.

“Tax” means any federal, state, county, local, franchise or foreign income, payroll, employment, excise, environmental, customs, franchise, windfall profits, withholding, social security (or similar), unemployment, real property, personal property (tangible or intangible), sales, use, transfer, registration, value added, gross receipts, net proceeds, turnover, license, ad valorem, capital stock, disability, stamp, leasing, lease, excess profits, occupational and interest equalization, fuel, severance, alternative or add-on minimum or estimated tax, charge, fee, levy, duty or other assessment, and other obligations of the same or of a similar nature to any of the foregoing due or claimed to be due by or to any Governmental Authority, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, report, declaration, form, claim for refund or information return or statement required to be supplied to any Tax authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof, that includes any information relating to the business or assets of Seller.

“TGB” means any Tower Gateway Base Station built, used or operated in connection with the Business before or after the Closing.

“Trade Secrets” means all know-how, trade secrets and confidential or proprietary information, including concepts, methods, practices, processes, designs, customer lists, technical information, inventions and discoveries, in each case, in any form or medium.

“Trademarks” means all United States and foreign trade names, trade dress, registered and unregistered trademarks, service marks, logos and other source-identifying designations, including all registrations and applications therefor and all of the goodwill of the business connected with the use of and symbolized by the same.

“Transaction Documents” means this Agreement, the Bills of Sale, the Metrocall Assignment and Assumption Agreement, the Intellectual Property Assignments, the Subscription Agreement, the Noncompetition Agreement and any other agreements, documents, assignments or instruments to be executed and delivered pursuant to this Agreement.

“Vehicles” means all motor vehicles and all assignable warranties of third parties related thereto.

1.2 Other Defined Terms. The following terms are defined in the sections indicated.

Assigned Contracts	2.1(c)
Assumed Liabilities	2.3
Bill of Sale	2.1
Cash	2.1(j)
Closing	2.8(a)
Closing Cash Payment	2.4
Closing Date	2.8(a)
COBRA	3.17(d)
Communications Act	3.23(b)
Confidential Information	5.11
Drop-Dead Date	8.1(b)
Equipment	2.1(b)
Excluded Liabilities	2.3
FCC Approvals	5.6(a)
FCC Licenses	3.23(a)
Final Amount	9.5
Financial Statements	3.5(a)
Goodwill	2.1(m)
Indemnification Cap	9.2(a)
Indemnification Deductible	9.2(a)
Intangibles	2.1(k)
Intellectual Property Assignments	2.1
Interim Balance Sheet	3.5(a)
Inventory	2.1(a)
Labor Claims	3.18(d)
Major Customer	3.21
Major Supplier	3.21
Material Contracts	3.10
Motahari	5.21
Motahari Assignment Agreement	5.21
Noncompetition Agreement	2.8(b)(iii)
Open Customer Orders	2.1(l)(i)
Open Source Software	3.11(i)
Open Supplier Orders	2.1(l)(ii)
Payoff Letters	2.8(b)(xi)
Personal Property Leases	2.1(d)
Pre-Paid Expenses	2.1(n)
Purchased Intellectual Property	2.1(f)
Purchased Assets	2.1
Purchaser	Preamble
Purchaser Indemnitee	9.2(a)
Purchaser Loan Agreement	5.22

Real Property Leases	2.1(e)
Records	2.1(g)
Required Consent	6.3
Seller	Preamble
Seller Indemnitee	9.2(b)
Sensus/AMDS Termination Agreement	2.8(b)(xiv)
State Regulators	3.23(a)
Subject Consultants	5.9
Subject Employees	5.8
Subscription Agreement	2.8(b)(iv)
Transfer Taxes	2.6
Transferred Employees	5.8
Transferred Permits	2.1(h)
WARN Act	3.18(e)

1.3 Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein have the meanings assigned to them in conformity with GAAP.

1.4 Other Definitional Provisions.

(a) Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and vice versa. The term “including” is not limiting, and the words “hereof,” “herein,” “hereunder” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “Sections,” “Exhibits” and “Schedules” are to Sections, Exhibits and Schedules, respectively, of this Agreement, unless otherwise specifically provided. Terms defined herein may be used in the singular or the plural. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

(b) Accounting principles and practices are “consistently applied” when the accounting principles and practices observed in a current period are comparable in all material respects to the accounting principles and practices applied in the preceding period.

(c) Any representations or warranties concerning the enforceability of agreements shall in all cases be limited by the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights and remedies of creditors, and the effects of general principles of equity, whether applied by a court of law or equity.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.1 Purchase and Sale of the Purchased Assets. Upon the terms and subject to the conditions contained herein, Purchaser agrees to purchase from Seller at the Closing, and Seller agrees to sell, grant, convey, assign, transfer and deliver to Purchaser or Purchaser Parent, as contemplated by the Bills of Sale, at the Closing, all of Seller’s right, title and interest, as of the Closing, in and to all of Seller’s property and assets, real personal or mixed, tangible and intangible, of every kind and description, wherever located (the “Purchased Assets”) including the following (but excluding the Excluded Assets):

(a) Inventory, Raw Materials and Supplies. To the extent owned by Seller on the Closing Date, all inventories of Seller, including all finished goods, work-in-process, raw materials, parts, components and supplies (the “Inventory”);

(b) Equipment, All of Seller’s machinery, equipment, Furniture and Fixtures, office equipment, computer equipment and peripherals, telephone equipment, parts, fixed assets, Vehicles and all other personal property used in the operations of the Business, together with all assignable warranties by the manufacturers or sellers of those items, and all maintenance records, brochures, catalogues and other documents relating to those items or to the installation or functioning of those items (the “Equipment”);

(c) Contracts. All of Seller’s right, title and interest in and to (i) those Contracts identified on Schedule 2. 1(c), (ii) all purchase orders evidencing Open Customer Orders contemplated by Section 2.1(1)(i), Accounts Receivable contemplated by Section 2.1(i), or Accounts Payable contemplated by Section 2.3(c), (iii) all other Contracts entered into by Seller in the Ordinary Course of Business that involve payments or other consideration not in excess of $25,000, in the aggregate, or that are accepted in writing by Purchaser prior to the Closing Date, and in each case, any security or similar deposits relating to such Contracts (the Contracts contemplated by clauses (i) through (iii) are referred to herein as the “Assigned Contracts”), (iv) the Metrocall Rights, and (v) the STI Lease Rights;

(d) Personal Property Leases. All leases for all leased personal property of Seller, as listed on Schedule 2.1(d), and any security or similar deposits relating to those leases (the “Personal Property Leases”);

(e) Real Property Leases. All leases for all leased real property of Seller, as listed on Schedule 2.1 (e), and any security or similar deposits relating to those leases (the “Real Property Leases”);

(f) Intellectual Property. All of Seller’s right, title and interest in and to all Intellectual Property throughout the world that is owned, possessed, used or licensed (as licensor or licensee) by or to Seller, including all of the Registered Intellectual Property, the Licensed Intellectual Property and the other Intellectual Property identified on Schedule 2.1(f) (the “Purchased Intellectual Property”);

(g) Records. All production records, product files, technical information, specifications, designs, drawings, maintenance and production records, test records, laboratory notebooks, confidential information, price lists, marketing plans and strategies, sales records, product development techniques or plans, customer lists and files (including customer credit and collection information), details of client or consultant contracts, operational methods, operating taxes, historical and financial records and files, and other proprietary information (the “Records”);

(h) Permits; FCC Licenses. All Permits held by or issued to Seller (the “Transferred Permits”) and all of the FCC Licenses;

(i) Accounts Receivable. All Accounts Receivable that are owing as of the close of business on the Closing Date;

(j) Cash. Seller’s cash and marketable securities, if any, as of the Closing (the “Cash”);

(k) Intangible Property Rights. All choses in action, claims, rights to sue, and intangible property rights or rights to recovery or offset of any kind or character arising from or concerning the Business, the other Purchased Assets, or the Assumed Liabilities, including confidentiality obligations and similar obligations (“Intangibles”);

(l) Open Orders.

(i) To the extent not fulfilled prior to Closing, all open orders for goods and services with customers listed on Schedule 2.1(l)(i) and any additional open orders for goods and services with customers received by Seller in the Ordinary Course of Business after the date hereof (the “Open Customer Orders”); and

(ii) The right to receive all goods or services to be provided to Seller pursuant to open orders for goods and services with suppliers that are listed on Schedule 2.1(l)(ii) which remain unfulfilled as of the Closing Date, or pursuant to any additional open orders for goods and services with suppliers in respect of goods or services to be provided to Seller placed by Seller between the date hereof and the Closing Date (the “Open Supplier Orders”);

(m) Goodwill. All goodwill of the Business as a going concern, and all information and documents related thereto, including the exclusive right to represent itself as carrying on the Business in succession to Seller (“Goodwill”); and

(n) Pre-Paid Expenses. All pre-paid expenses, including all utility deposits, rental deposits, equipment deposits and prepaid taxes relating to the Business (“Pre-Paid Expenses”).

Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement shall not include any Excluded Assets or the assumption of any Liability related to the Purchased Assets unless Purchaser expressly assumes the Liability pursuant to Section 2.3.

The Consideration Shares constitute consideration for the Purchased Assets sold, granted, conveyed, assigned and transferred to Purchaser Parent as contemplated hereby. The remaining portion of the Purchase Price constitutes consideration for the Purchased Assets sold, granted, conveyed, assigned and transferred to Purchaser as contemplated hereby. The Purchased Assets shall be transferred to Purchaser and Purchaser Parent pursuant to a Bill of Sale and a Bill of Sale and Assignment and Assumption Agreement substantially in the applicable form attached hereto as Exhibit A (together, the “Bills of Sale”), or, in the case of the Metrocall Rights, the Metrocall Assignment and Assumption Agreement, or, in the case of the STI Lease Rights, the STI Assignment and Assumption Agreement, or, in the case of Registered Intellectual Property, an assignment substantially in the form of the applicable forms of assignment attached as Exhibit B hereto (the “Intellectual Property Assignments”). The Bills of Sale will specify which Purchased

Assets are purchased by Purchaser and which Purchased Assets are purchased by Purchaser Parent.

2.2 Non-Transferable Contracts and Permits. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign or transfer any Assigned Contract (or any other Contract rights specified in Section 2.1(c)), Permit or FCC License or any claim or right or any benefit or obligation thereunder or resulting therefrom if an assignment or transfer thereof is prohibited or, without the consent of a third party thereto, would constitute a breach or violation thereof or is otherwise prohibited and such consent has not been obtained. If such a consent is required and has not been obtained or if an attempted assignment or transfer is ineffective or prohibited, Seller shall use its commercially reasonable efforts to cooperate with Purchaser in any reasonable arrangement requested and approved by Purchaser to provide for Purchaser the benefits under any such Assigned Contract or Transferred Permit. In connection with any such arrangement, (i) Seller shall bear the expense of structuring and implementing the arrangement and (ii) Purchaser shall honor Seller’s commitments under any such Assigned Contract or Transferred Permit to the extent arising following the close of Business on the Closing Date in connection with Purchaser’s use of any such Assigned Contract or Transferred Permit that is the subject of such arrangement (or assets or rights relating thereto) and not pertaining to any prior period.

2.3 Assumption of Liabilities. Subject to the terms and conditions of this Agreement, including Section 9.2(a)(iv) hereof, on the Closing Date, Purchaser agrees to irrevocably assume and become exclusively responsible for all of the following Liabilities of Seller related to the Business pursuant to the Bill of Sale (collectively, the “Assumed Liabilities”):

(a) all Liabilities arising under the Assigned Contracts, the Personal Property Leases and the Real Property Leases, in each case to the extent assigned to Purchaser, to the extent arising following the close of business on the Closing Date and to the extent not constituting a Liability relating to a breach by Seller under such Assigned Contracts, Personal Property Leases or Real Property Leases prior to Closing;

(b) without duplication, all obligations of Seller to deliver products or provide services pursuant to the Open Customer Orders or to purchase products or services pursuant to Open Supplier Orders;

(c) without duplication, to the extent owing as of the close of business on the Closing Date, the Accounts Payable and accrued expenses listed on Schedule 2.3(c) and any other Accounts Payable and accrued expenses arising after the date hereof in the Ordinary Course of Business, in each case to the extent that such accounts payable and accrued expenses relate to goods or services for which Purchaser will derive benefits after Closing;

(d) the Metrocall Obligations;

(e) the STI Lease Obligations;

(f) all other Liabilities arising out of or relating to Purchaser’s operation of the Business or Purchaser’s use, ownership or operation of the Purchased Assets on and after the Closing Date that do not pertain to the period prior to the Closing Date.

All Liabilities of Seller or the Business or relating to the Purchased Assets other than the Assumed Liabilities (the “Excluded Liabilities”) are expressly not assumed by Purchaser pursuant to this Agreement.

2.4 Closing Date Consideration; Adjustment of Closing Date Consideration.

(a) Closing Date Consideration. The cash portion of the Purchase Price payable to Seller at Closing (the “Closing Cash Payment”) shall equal (i) forty-five million four-hundred thousand Dollars ($45,400,000), plus (ii) interest on $45,000,000, calculated at a rate of seven and one-half percent (7.5%) per annum from May 1, 2006 through the Closing Date, minus (iii) the Distribution Amount, minus (iv) one-half of the aggregate amount of all FCC Expenses incurred prior to Closing or agreed in good faith by Purchaser and Seller, as of Closing, to be incurred, minus (v) $22,500 (representing one-half of the HSR Act filing fee to be reimbursed by Seller pursuant to Section 5.5(a)), minus (vi) the outstanding principal amount and accrued and unpaid interest through the Closing Date on the Purchaser Loan, and plus or minus, as applicable (vii) the Closing Date Adjustment Amount. On the Closing Date, Purchaser shall (x) pay or cause to be paid the Closing Cash Payment, by wire transfer of immediately available funds, to an account designated by Seller in writing to Purchaser at least two (2) Business Days prior to Closing and shall (y) cause Purchaser Parent to deliver to Seller the Consideration Shares.

(b) Adjustment of Purchase Price.

(i) No later than two (2) Business Days prior to the Closing Date, Seller, at its sole cost, shall prepare and deliver to Purchaser a reasonably detailed good faith written estimate (“Seller’s Estimated Current Assets”) of the Current Assets as of the close of business on the Closing Date (the “Closing Current Assets”). At Closing, the Closing Cash Payment shall be (A) increased, dollar for dollar, by the amount by which Seller’s Estimated Current Assets exceeds the Target Current Assets, or (B) decreased, dollar for dollar, by the amount by which the Seller’s Estimated Current Assets is less than the Target Current Assets. The amount by which the Closing Cash Payment is to be increased or decreased is referred to herein as the Closing Date Adjustment Amount. Each determination of Current Assets pursuant to this Section 2.4(b) shall be made in accordance with GAAP. An example such determination as of December 31, 2005 is set forth in Schedule 2.4(b)(i).

(ii) Within sixty (60) days after the Closing Date, Purchaser, at its sole cost, shall prepare and deliver to Purchaser a reasonably detailed good faith written determination (“Purchaser’s Current Asset Calculation”) of Adjusted Closing Current Assets (as defined in Schedule 2.4(b)(ii). Seller shall have thirty (30) days from the date of receipt of Purchaser’s Current Asset Calculation to agree or disagree therewith. If Seller agrees with Purchaser’s Current Asset Calculation, the amount of Adjusted Closing Current Assets shown thereon shall be final and conclusive. If Seller does not agree with Purchaser’s Current Asset Calculation, Seller shall, within such thirty (30) day period, deliver a written objection (the “Objection”) to Purchaser which shall specify in reasonable detail the basis for the objection and set forth an alternative computation of Adjusted Closing Current Assets (the “Seller’s Current Asset Calculation”). If Seller does not deliver an Objection within such thirty (30) day period, then Purchaser’s Current Asset Calculation shall be final and conclusive. Upon Purchaser’s receipt of an Objection, Purchaser and Seller shall negotiate in good faith to resolve the Objection. If Purchaser and Seller resolve the Objection, the amount they agree upon shall be final and binding, but if the Objection cannot be resolved by such negotiation within thirty (30) days after Purchaser’s receipt of the Objection, either Purchaser or Seller may submit Purchaser’s Current Asset Calculation and Seller’s Current Asset Calculation, the Objection, and all work papers related thereto (collectively, the “Determination Materials”), to PricewaterhouseCoopers LLP or another nationally recognized accounting firm reasonably acceptable to Seller and Purchaser (the “Accounting Arbiter”), which shall review the Determination Materials and shall determine the amount of Adjusted Closing Current Assets, which may not be outside the range of Purchaser’s Current Asset Calculation and Seller’s Current Asset Calculation. The Accounting Arbiter shall notify the parties of its determination within thirty (30) days following the receipt of the Determination Materials, which determination shall be final and conclusive and binding on Purchaser and Seller. The fees and expenses of the Accounting Arbiter shall be borne by Purchaser and Seller in proportion to the degree to which their determinations of the Adjusted Closing Current Assets are determined by the Accounting Arbiter to be incorrect, as determined by the Accounting Arbiter. The calculation of Adjusted Closing Current Assets finally determined in accordance with this Section 2.4(b)(ii) is referred to herein as the “Final Closing Current Assets”.

(iii) If the Final Closing Current Assets is greater than the Estimated Closing Current Assets, Purchaser shall pay the amount of such difference (together with interest thereon as provided below) to Seller in cash by wire transfer of immediately available funds. If the Final Closing Current Assets is less than the Estimated Closing Current Assets, Seller shall pay the amount of such difference (together with interest thereon as provided below) to Purchaser by wire transfer of immediately available funds. The parties shall make any deliveries or payment required by this Section 2.4(b)(iii) within five (5) days after the earlier to occur of the date (A) the parties agree in writing as to the Final Closing Current Assets in accordance with Section 2.4(b)(ii) hereof or (B) the Accounting Arbiter notifies the parties in writing of its determination of the Final Closing Current Assets according to the provisions of Section 2.4(b)(ii) hereof. The payment, whether to or from Purchaser, shall bear interest from the Closing Date until the date of payment at an annual interest rate (calculated on the basis of a 365-day year) equal to the prime rate published by The Wall Street Journal on the Closing Date.

2.5 Earnout. The provisions set forth in Schedule 2.5 are incorporated herein by this reference.

2.6 Withholding and Transfer Taxes.

(a) Any transfer taxes, use or sales taxes, stamp duties, filing fees, registration fees, recordation expenses or other similar taxes, fees, charges or expenses incurred in connection with the transfer of the Purchased Assets to Purchaser or in connection with any of the other transactions contemplated by this Agreement, including, without limitation, any interest or penalties in respect thereof (the “Transfer Taxes”), shall be shared one-half by Purchaser and one-half by Seller. Seller and Purchaser shall cooperate with each other to use their commercially reasonable efforts to minimize the Transfer Taxes attributable to the transfer of the Purchased Assets.

(b) Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable to any person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If Purchaser so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to Seller.

2.7 Purchase Price Allocation. Not later than October 31, 2006, Purchaser shall prepare and deliver to Seller Purchaser’s proposed draft of IRS Form 8594 to be filed with the IRS. Seller and Purchaser shall cooperate in good faith to finalize a mutually agreeable Form 8594 before December 31, 2006. Seller and Purchaser acknowledge that the allocation of the Purchase Price set forth in such form shall be binding upon the parties for all applicable federal, state, local and foreign tax purposes. Seller and Purchaser covenant (i) to report gain or loss or cost basis, as the case may be, in a manner consistent with such allocation; (ii) not to voluntarily take any position inconsistent therewith in any Proceeding relating to such returns; and (iii) to use commercially reasonable efforts to sustain such allocation in any subsequent Tax audit or Tax dispute.

2.8 Closing.

(a) Time and Place of Closing. The transactions provided for herein shall be consummated at a closing (the “Closing”) to be held at the offices of Mayer, Brown, Rowe & Maw LLP in New York, New York, commencing at 10:00 a.m. local time on the fifth Business Day following satisfaction of the conditions precedent set forth in Articles 6 and 7, or at such other place and on such other date as may be mutually agreed upon by the parties. Subject to Article 8, failure to consummate the transactions contemplated hereby on the date and time and place determined pursuant to this Section 2.8(a) will not result in the termination of this Agreement and will not relieve either any party of any obligation under this Agreement. In such situation, the Closing shall occur as soon as reasonably practicable, subject to Article 8. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

(b) Seller’s Closing Deliverables. At the Closing, Seller shall deliver or cause to be delivered to Purchaser, the following:

(i) a counterpart of each Bill of Sale, duly executed on behalf of Seller;

(ii) assignments, in forms of the applicable Intellectual Property Assignments, in respect of all Patents, Trademarks and Copyrights included in the Purchased Intellectual Property;

(iii) a counterpart signature page to a Noncompetition Agreement, substantially in the form of Exhibit E hereto (the “Noncompetition Agreement”), duly executed by each of Mohamad Motahari and each Member of Seller, other than 225 Telecom, Inc. and Odlan Holdings, LLC;

(iv) a counterpart of a Subscription and Shareholders Agreement substantially in the form attached as Exhibit F hereto (the “Subscription Agreement”), duly executed on behalf of Seller;

(v) a certificate from the Secretary of State of the State of Louisiana, dated a recent date prior to Closing, certifying as to Seller’s good standing;

(vi) a certificate from the Secretary of Seller, certifying as to (i) the resolutions adopted or other written records of the actions taken by the managers and members of Seller approving the transactions contemplated by this Agreement and (ii) to the incumbency of each individual signing this Agreement or any of the other Transaction Documents on behalf of Seller;

(vii) evidence, in form reasonably satisfactory to Purchaser, that the Required Consent has been obtained;

(viii) a certificate dated the Closing Date, of an executive officer of Seller certifying as to the satisfaction of the conditions set forth in Sections 6.1 and 6.2;

(ix) a certificate, signed by an executive authorized officer of Seller, certifying as to Seller’s non-foreign status complying with the provisions of U.S. Treasury Regulations section 1.1445-2(b);

(x) any and all Cash included among the Purchased Assets;

(xi) duly executed payoff letters in respect of all funded Indebtedness of Seller from each applicable lender to Seller evidencing or specifying the amount necessary to effect the repayment in full of the Indebtedness owing to such lenders, in each case, in form and substance reasonably satisfactory to Purchaser (the “Payoff Letters”);

(xii) evidence reasonably satisfactory to Purchaser that Seller has satisfied all of the requirements set forth in the Payoff Letters necessary for the release of all Liens against the Purchased Assets in favor of the secured parties delivering such Payoff Letters;

(xiii) an opinion of Schwaminger & Associates, P.C., Seller’s FCC counsel, in form and substance reasonably satisfactory to Purchaser;

(xiv) a counterpart to a Termination Agreement, substantially in the form of Exhibit H hereto (the “Sensus/AMDS Termination Agreement”), duly executed on behalf of Seller;

(xv) evidence in a form reasonably satisfactory to Purchaser that the FCC Approvals have been obtained, that Seller’s Modification Application has been granted by the FCC, and that the FCC has approved Purchaser to manufacture and market the radio equipment that Seller is authorized to manufacture and market before Closing;

(xvi) a counterpart to the Metrocall Assignment and Assumption Agreement, duly executed on behalf of Seller;

(xvii) a counterpart to the STI Assignment and Assumption Agreement, duly executed on behalf of Seller; and

(xviii) a counterpart of the Motahari Assignment Agreement, duly executed by Motahari.

(c) Purchaser’s Closing Deliverables. At the Closing, Purchaser shall deliver or cause to be delivered to Seller, the following:

(i) the Closing Cash Payment, in accordance with Section 2.4;

(ii) a duly executed share certificate evidencing the Consideration Shares;

(iii) a counterpart of each Bill of Sale, duly executed on behalf of Purchaser or Purchaser Parent, as applicable;

(iv) certificates from the Secretaries of each of Purchaser and Purchaser Parent, certifying as to (i) the resolutions adopted or other written records of the actions taken by the Boards of Directors of each of Purchaser and Purchaser Parent approving the transactions contemplated by this Agreement and (ii) the incumbency of each individual signing this Agreement or any of the other Transaction Documents on behalf of Purchaser or Purchaser Parent, as applicable;

(v) a certificate from the Secretary of State of the State of Delaware, dated a recent date prior to Closing, certifying as to Purchaser’s good standing;

(vi) a certificate of compliance from the Office of Registrar of Companies of Bermuda in respect of Purchaser Parent, dated a recent date prior to Closing;

(vii) a certificate, dated the Closing Date, of an executive officer of Purchaser, certifying as to the satisfaction of the conditions set forth in Sections 7.1 and 7.2;

(viii) a counterpart of the Subscription Agreement, duly executed by Purchaser Parent;

(ix) a counterpart of the Sensus/AMDS Termination Agreement, duly executed on behalf of Purchaser;

(x) a counterpart to the Metrocall Assignment and Assumption Agreement, duly executed on behalf of Purchaser;

(xi) a counterpart to the STI Assignment and Assumption Agreement, duly executed on behalf of Purchaser;

(xii) an opinion of Conyers Dill & Pearman, Purchaser Parent’s Bermuda counsel, in form and substance reasonably satisfactory to Seller; and

(xiii) a counterpart of the Motahari Assignment Agreement, duly executed by Purchaser.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

3.1 Organization, Power and Authority; Capitalization.

(a) As of the date hereof and as of the Closing Date, Seller is duly organized, validly existing and in good standing under the laws of Louisiana. Seller has full limited liability company power, capacity and authority necessary under all applicable Laws to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted. Seller has no subsidiaries.

(b) Set forth on Schedule 3.1(b) hereto is a true and correct list of all holders of Seller’s issued and outstanding equity securities as of the date of this Agreement and a list of all holders of options, warrants, convertible securities and other rights to acquire equity securities of Seller, including, in each case, the number and type of security or right held by such holder. The terms of each class of Seller’s equity securities are as set forth in Seller’s Amended And Restated Operating Agreement, dated as of February 4, 2004, as amended by the First Amendment to Amended and Restated Operating Agreement, dated as of May 25, 2004, the Second Amendment to Amended and Restated Operating Agreement dated as of November 1, 2004, and the Third Amendment to Amended and Restated Operating Agreement dated as of July 12, 2005. Except as set forth on Schedule 3.1(b), Seller does not presently intend to effect any change in Seller’s equity capitalization.

3.2 Due Authorization. The execution and delivery by Seller of this Agreement and the other Transaction Documents and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller and no other corporate proceeding is necessary for the execution and delivery of this Agreement or such other agreements by Seller, the performance by Seller of its obligations hereunder or thereunder and the consummation by Seller of the transactions contemplated hereby and thereby. This Agreement has been, and, when executed and delivered in accordance herewith, the other Transaction Documents to which Seller is a party shall have been, duly executed and delivered by Seller and constitute or shall constitute, as applicable, legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.

3.3 No Violation; Consents and Notices.

(a) Except as disclosed on Schedule 3.3(a), the execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is or will be a party do not and will not (i) violate in any material respect any Law or any decree or judgment of any court or other Governmental Authority applicable to Seller, the Business, any of the Purchased Assets, or the Assumed Liabilities; (ii) violate or conflict in any material respect with, result in a material breach of, constitute a material default (or an event which, with or without notice or lapse of time or both, would constitute a material default) under, permit cancellation of, or result in the creation of any Lien upon any of the Purchased Assets under, any Contract; or (iii) violate or conflict with any provision of the Certificate of Formation, operating agreement or other organizational documents of Seller.

(b) Except as disclosed on Schedule 3.3(b), no consents or approvals of, or notices, filings or registrations by Seller to or with, any Governmental Authority or any other Person not a party to this Agreement are necessary in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents, or in connection with the sale, transfer, conveyance, assignment or delivery of the Purchased Assets or Purchaser’s assumption of the Assumed Liabilities.

3.4 Ownership of Purchased Assets. Seller has sole good and indefeasible or marketable, as appropriate, title to, or a valid leasehold interest in, or valid license to use, all of the Purchased Assets, and the Purchased Assets are subject to no Liens except for Permitted Liens. Except as set forth on Schedule 3.4, there are no leases, subleases, licenses, sublicenses, concession or other agreements granting to any third party or parties the right of use any Purchased Asset, or any portion thereof or interest therein. There are no outstanding options or rights of first refusal to purchase any Purchased Asset, or any portion thereof or interest therein.

3.5 Financial Statements; Distributions.

(a) Attached hereto as Exhibit I are the following financial statements (collectively the “Financial Statements”): (i) an audited balance sheet of Seller as of December 31, 2005, (ii) unaudited balance sheets of Seller as of December 31, 2004, (iii) unaudited statements of income, cash flow and members’ capital accounts of Seller for the twelve-month periods ended December 31, 2005 and 2004 and for the period from Seller’s inception to December 31, 2003 and (iv) an unaudited balance sheet (the “Interim Balance Sheet”) and statements of income and cash flow for Seller as of and for the three (3) months ended March 31, 2006 (collectively, with the Interim Balance Sheet, the “Interim Financial Statements”). Each of the Financial Statements fairly presents in all material respects the financial position and operating results and cash flows of Seller at and as of the respective dates thereof or for the periods ended on such dates, as applicable, subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments recorded in a manner consistent with prior periods. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except that, with respect to the Interim Financial Statements: (i) notes have been omitted and (ii) certain of the long-term liabilities have been reclassified as short-term liabilities.

(b) Since December 31, 2004, Seller has not declared, set aside, paid or effected any Distributions.

3.6 Absence of Changes. Since December 31, 2005, no fact, event or circumstance has occurred or arisen which has had or is reasonably expected to have a Material Adverse Effect. Without limiting the foregoing, except as set forth on Schedule 3.6 or as expressly permitted by this Agreement, since such date:

(a) Seller has not incurred any Liabilities of any nature, other than Accounts Payable incurred in the Ordinary Course of Business;

(b) Seller has not entered into any Contracts, other than purchase orders in respect of Accounts Receivable and Accounts Payable incurred in the Ordinary Course of Business;

(c) Seller has not modified the salary or other compensation (including benefits) of any of its employees, other than in the Ordinary Course of Business consistent with past practice;

(d) Seller has not sold, leased, transferred, licensed, assigned or otherwise disposed of any Purchased Asset, other than the sale of Inventory in the Ordinary Course of Business and Seller has not permitted, allowed or suffered any of the Purchased Assets to become subjected to any Lien, other than Permitted Liens;

(e) Seller has not written down or written up the value of any Inventory (including write-downs by reason of shrinkage or markdowns), determined as collectible any Accounts Receivable or any portion thereof which were previously considered uncollectible or written off as uncollectible any Accounts Receivable or any portion thereof, except in the Ordinary Course of Business and consistent with GAAP;

(f) Seller has not entered into any collective bargaining or labor agreement (oral and legally binding or written) or experienced any organized slowdown, work interruption, strike or work stoppage;

(g) Seller has not made any change in any of its methods of accounting or accounting principles, practices or policies, other than as a result of changes adopted in response to promulgations by national accounting bodies;

(h) No party (including Seller) has accelerated, terminated, modified, or canceled any Contract involving more than $25,000, individually or together with any related Contracts;

(i) Seller has not delayed or postponed the payment of any Accounts Payable or other Liabilities;

(j) Seller has not canceled, compromised, waived, or released any right or claim (or series of related rights or claims) either involving more than $25,000 or outside the Ordinary Course of Business;

(k) Seller has not suffered any casualty losses or damages in excess of $25,000 in the aggregate (whether or not insured against);

(l) Seller has not taken any action or omitted to take any action affecting the Business, other than in the Ordinary Course of Business; and

(m) Seller has not agreed or committed to take any of the actions described in the foregoing clauses of this Section 3.6 not otherwise expressly permitted by this Agreement.

3.7 Absence of Undisclosed Liabilities. Seller has no Liabilities, contingent or otherwise, and no unrealized or anticipated losses, except (i) those reflected on the face of the Interim Balance Sheet, (ii) those incurred in the Ordinary Course of Business since March 31, 2006, and (iii) those that arise out of any matter specifically disclosed in any other Section of or Schedule to this Article 3.

3.8 Leased Personal Property. Except as set forth on Schedule 3.8, each of the leases described on Schedule 2.1(d) is in full force and effect and there are no existing defaults or events of default, real or claimed, under any of such leases by Seller or, to Seller’s Knowledge, any other party to such leases and there has been no occurrence or condition which, with notice or lapse of time or both, would constitute a default thereunder by Seller or, to Seller’s Knowledge, any other party to such leases. No rights of Seller under such leases have been assigned or otherwise transferred as security for any obligation of Seller. Except as described on Schedule 3.8, the consummation of the transactions provided for in this Agreement and the other Transaction Documents will not create or constitute a default or event of default under any such lease or require the consent of any other party to any such lease in order to avoid a default or event of default.

3.9 Real Property.

(a) Real Property Leases. The real property that is the subject of the Real Property Leases comprises all of the locations where the Business is conducted. Seller has delivered to Purchaser correct and complete copies of all of the Real Property Leases, together with all amendments, supplements, and modifications to each such Real Property Lease. With respect to each Real Property Lease:

(i) Seller has, and immediately after the Closing Purchaser will have, good title to the leasehold estates in each parcel of real property that is the subject of each such Real Property Lease, free and clear of any Lien (excluding Permitted Liens);

(ii) the Real Property Lease is legal, valid, binding, enforceable, and in full force and effect;

(iii) the Real Property Lease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing, subject to the receipt of all consents or approvals identified with respect thereto on Schedule 3.3(b) being obtained;

(iv) neither Seller nor, to Seller’s Knowledge, any other party to the Real Property Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(v) no party to the Real Property Lease has repudiated any provision thereof;

(vi) there are no disputes, oral agreements, or forbearance programs in effect as to the Real Property Lease;

(vii) with respect to each sublease among the Real Property Leases, the representations and warranties set forth in subsections (i) through (vi) above are true and correct with respect to each lease or sublease under which such Real Property Lease was granted;

(viii) Seller has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold granted pursuant to such Real Property Lease;

(ix) Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy the real property that is the subject of such Real Property Lease or any portion thereof;

(x) all facilities leased or subleased thereunder have received all approvals of Governmental Authorities (including Permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable Laws;

(xi) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of the Business; and

(xii) all rents, assessments, charges and other amounts owed by or to Seller have been paid when due through the date hereof and shall be paid, as and when due, through the Closing Date.

(b) Owned Real Property. Seller does not own any real property.

3.10 Contracts. Schedule 3.10 contains an accurate and complete list (delineated by reference to the appropriate clause below) of all Contracts of the following types to which Seller is a party or by which Seller or the Purchased Assets are bound (the “Material Contracts”):

(a) any Contract for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 for any one lease;

(b) any Contract evidencing Indebtedness owed by Seller to any other Person;

(c) any Contract that evidences or grants or purports to grant a Lien on any of the Purchased Assets;

(d) any Contract for the purchase or sale of raw materials, equipment, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year or involve consideration of more than $25,000;

(e) any Contract between Seller and any Major Customer or Major Supplier other than Contracts that constitute Open Customer Orders or Open Supplier Orders;

(f) any capitalized lease, pledge, conditional sale or title retention agreement involving the payment of more than $25,000, in the aggregate;

(g) any Contract with a sales representative, manufacturer’s representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, or any agreement to act as one of the foregoing on behalf of any Person, the performance of which will extend over a period of more than one year or involve or potentially involve payments of more than $25,000, in the aggregate;

(h) any Contract (including confidentiality or other similar arrangements) with any Person containing covenants limiting the freedom or ability of Seller to engage in any line of business or compete with any Person;

(i) any license, royalty or other Contract relating to the ownership, development, use or transfer of Intellectual Property;

(j) any Contract with any Governmental Authority;

(k) any collective bargaining agreement or similar labor Contract;

(l) any Contract with any Person for consulting or similar services;

(m) any Contract not entered into in the ordinary course;

(n) any Contract between Seller and any of its Affiliates, including any Contract pursuant to which Seller has borrowed or advanced or loaned any amount to any Affiliate;

(o) any Contract concerning a partnership or joint venture; and

(p) any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $50,000.

True and complete copies of each of the Material Contracts, including all amendments, supplements and modifications to each such Material Contract, have been provided to Purchaser. In the case of any Material Contract described above which is not written, Seller has provided to Purchaser a written description of the material terms of such Material Contract. Except as disclosed on Schedule 3.10: (i) each Material Contract is in full force and effect and is a valid, legal and binding agreement of Seller, and to Seller’s Knowledge, enforceable against the other party or parties thereto in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law); (ii) neither Seller nor, to Seller’s Knowledge, any other party thereto, is in breach of or default under any Material Contract in any material respect; and (iii) to Seller’s Knowledge, no event has occurred and no circumstance exists that (with or without notice or the passage of time) may contravene, conflict with or result in the breach of or default under, or give Seller or any other party thereto the right to exercise of any remedy under, or to cancel, terminate, accelerate, or modify any Material Contract.

3.11 Intellectual Property.

(a) Schedule 2.1(f) contains a complete and accurate list of all Registered Intellectual Property, Licensed Intellectual Property and Software owned or used by Seller.

(b) Seller owns or has all necessary rights in, to and under all Intellectual Property necessary for the manufacture and sale of the Seller Products that are presently manufactured, marketed, sold or offered for sale and the operation of the Business as presently conducted, free and clear of all Liens (excluding Permitted Liens). The Purchased Intellectual Property constitutes all of the Intellectual Property that is necessary for or used in the manufacture, development, marketing, distribution or sale of the Seller Products that are presently manufactured, marketed, sold or offered for sale and the operation of the Business as presently conducted. Seller has the right to use without payment to a third party all of the Purchased Intellectual Property. Seller’s rights in, to and under the Purchased Intellectual Property are freely transferable and assignable.

(c) Seller has taken commercially reasonable actions to protect the Purchased Intellectual Property. The transactions contemplated by this Agreement shall have no effect on the validity and enforceability of any of the Purchased Intellectual Property and the rights, title and interest thereto of Purchaser immediately after the Closing shall be identical to that of Seller immediately prior to the Closing. Seller has not received any written opinion of counsel (whether internal or external) relating to the patentability, infringement, validity or enforceability of any Purchased Intellectual Property or of any Intellectual Property of any third party.

(d) Seller has not disclosed to any third party any Trade Secrets that are embodied by or embedded in the Seller Products or used or held for use in connection with the Purchased Assets or the conduct of the Business without an appropriate non-disclosure agreement. To Seller’s Knowledge, Seller is not making any unauthorized use of any Trade Secret of any other Person in connection with the Seller Products, the Purchased Assets or the Business.

(e) The Owned Intellectual Property has not been sold, assigned or transferred to a third party, or abandoned (except for those items of Intellectual Property expressly identified on Schedule 2.1(f) as having been abandoned) or permitted to lapse (except for those items of Intellectual Property expressly identified on Schedule 2.1(f) as having lapsed), is not the subject of any pending opposition proceedings, pending cancellation proceedings, pending interference proceedings, pending lawsuit naming Seller as a party or any other pending challenges or proceedings. Except to the extent that certain items of Intellectual Property identified on Schedule 2.1(f) as having been abandoned or having lapsed have been abandoned or have lapsed, as applicable (i) the Registered Intellectual Property is valid and enforceable under all Laws pursuant to which it exists or was issued and (ii) all of the Registered Intellectual Property is currently in compliance with all legal requirements (including timely payment of all filing, examination and maintenance fees and the timely filing of all applications and affidavits of working, use and incontestability). None of the Registered Intellectual Property is subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. Seller has the sole and exclusive right to bring actions for infringement or misappropriation of all of the Owned Intellectual Property.

(f) Each of the Persons who have contributed to or participated in the discovery, creation or development of any Owned Intellectual Property (except with respect to Trademarks): (i) shall be listed on Schedule 3.11(f) and (ii) prior to the Closing, shall have assigned in an express written agreement in favor of Seller all rights, title and interest in, to and under such Owned Intellectual Property.

(g) No employee or third party has asserted any written claim or, to Seller’s Knowledge, any oral claim or, to Seller’s Knowledge, has threatened to assert any claim against Seller alleging that Seller, the Business, the Purchased Intellectual Property, the Seller Products, the Purchased Assets or the manufacture, development, marketing, distribution or use thereof misappropriate or infringe any Intellectual Property right of any such employee or third party, nor, to Seller’s Knowledge, does any employee or third party have any valid grounds or a valid basis for asserting any such claim.

(h) No claims have been made by Seller or any of its Affiliates against any Person in connection with the misappropriation, infringement or dilution of any Purchased Intellectual Property and, to Seller’s Knowledge, no Person is misappropriating, infringing or diluting any Purchased Intellectual Property.

(i) Except as listed on Schedule 3.11(i), (i) Seller does not make use of any open source, shareware, freeware code or other freely available Software (“Open Source Software”); (ii) Seller is in full compliance with all licenses applicable to any Open Source Software that it uses; (iii) Seller has not made any derivative works, improvements, enhancements or modifications of or to any Open Source Software; and (iv) no Software that is published or distributed by Seller incorporates any Open Source Software, and no Software included in the Purchased Assets has been contributed to open source development or forfeited to the public domain.

3.12 Sufficiency and Condition of Assets. The Purchased Assets (a) constitute all of the properties and assets, tangible and intangible (including Intellectual Property), real, personal and mixed, of any nature whatsoever, necessary for the conduct of the Business and (b) include all of the operating assets of Seller. The Equipment and other tangible Purchased Assets are in good operating condition, ordinary wear and tear excepted, and are in all material respects fit for the uses to which they are now being put. Seller does not own or lease any vehicles in connection with operating the Business.

3.13 Insurance. Schedule 3.13 contains a list of each insurance policy currently providing coverage for the Purchased Assets or liabilities of the Business and a copy of each such policy has been made available to Purchaser. Such insurance policies provide types and amounts of insurance customarily obtained by businesses similar to the Business.

3.14 Environmental Matters and OSHA.

(a) Except as set forth in Schedule 3.14 hereto, Seller:

(i) has been and is in compliance with all Environmental Laws and Health and Safety Laws, and has not (A) been notified that it is potentially liable under or

(B) received any requests for information or other correspondence under any Environmental Law or Health and Safety Law;

(ii) has accurately prepared and timely filed with the appropriate jurisdictions all material reports and filings required pursuant to any Environmental Laws or Health and Safety Laws applicable to or affecting Seller, any Purchased Asset or the Business;

(iii) has not entered into or received any consent decree, compliance order, administrative order, settlement, indemnification, release agreement or proposed agreement from any Governmental Authority relating to Environmental Laws or Health and Safety Laws;

(iv) has not entered into or received, and is not in default under any judgment, order, writ, injunction or decree of, any Governmental Authority relating to Environmental Laws or Health and Safety Laws; and

(v) has obtained all Environmental Permits necessary in connection with the operations of the Business or the ownership, use or lease of any Purchased Assets. Except as described in Schedule 3.14, Seller is in material compliance with each such Environmental Permit (including any information provided on the applications therefor) and no such Environmental Permit restricts Seller from operating any Equipment covered by such Environmental Permit as currently being conducted.

(b) Except as set forth on Schedule 3.14,

(i) there are no actions, suits, claims, arbitration proceedings or complaints pending or, to Seller’s Knowledge, threatened by any Governmental Authority against Seller relating to compliance with Environmental Laws or Health and Safety Laws;

(ii) there has been no Release of Hazardous Materials by Seller or, to Seller’s Knowledge, any of its predecessors on, in, at or from any facility owned or operated by Seller;

(iii) waste generated, used, handled, stored, treated or disposed of by the Seller or, to Seller’s Knowledge, any other party on, in, at or from any facility owned or operated by Seller has been released or disposed of in material compliance with all applicable reporting requirements under any Environmental Laws or Health and Safety Laws; and

(iv) all above-ground and underground storage tanks, oil/water separators, sumps and septic systems located at any facility owned or operated by Seller are in material compliance with all Environmental Laws.

(c) Seller is in material compliance with Health and Safety Laws, and Seller has not received any notice that past or present conditions of its properties or assets violate any applicable Health and Safety Laws or otherwise can be made the basis of any claim, citation, proceeding or investigation, based on or related to violations of Health and Safety Laws.

3.15 Litigation. Except as listed and described in reasonable detail on Schedule 3.15, and except for Labor Claims (which are addressed in Section 3.18(a)), there are no claims, charges, arbitrations, grievances, actions, suits, proceedings or investigations pending, or to Seller’s Knowledge, threatened, against Seller at law or in equity, before or by any Governmental Authority.

3.16 Tax Matters. Except as set forth in Schedule 3.16 hereto:

(a) All Tax Returns with respect to the Purchased Assets or income attributable therefrom that are required to be filed before the Closing Date, have been or will be filed, the information provided on such Tax Returns is or will be complete and accurate in all material respects, and all Taxes shown to be due on such Tax Returns or otherwise required to be paid have been or will be paid in full, to the extent that a failure to file such Tax Returns or pay such Taxes, or an inaccuracy in such Tax Returns, could result in Purchaser being liable for such Taxes or could give rise to a Lien on the Purchased Assets.

(b) Seller has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(c) There is no pending or, to Seller’s Knowledge, threatened action, audit, proceeding, or investigation by any taxing authority with respect to the assessment or collection of Taxes of Seller.

(d) Seller is not obligated to make, and as a result of any event connected with the transactions contemplated by this Agreement, will not become obligated to make, any “excess parachute payment” within the meaning of Section 280G of the Code, determined without regard to subsection (b)(4) thereof.

(e) Seller is not and has not been a member of an affiliated group (as defined in Section 1504(a) of the Code) or filed or been included in a combined, consolidated or unitary income tax return; Seller is not liable for the Taxes of any taxpayer other than Seller for any taxable period beginning before the Closing Date as a result of filing unitary, combined, or consolidated Tax Returns, as a transferee or successor, by contract or otherwise; and Seller is not a party to any Tax sharing agreement.

(f) Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

3.17 Employee Benefit Plans.

(a) Schedule 3.17(a) contains a true and complete list of all Employee Benefit Plans, including, without limitation, incentive, bonus, vacation and severance programs and agreements.

(b) True and complete copies of all Employee Benefit Plans have been furnished to Purchaser for review, including correct and complete copies of: (i) all current determination letters and, if any, rulings, opinion letters, information letters or advisory opinions issued by the IRS or the United States Department of Labor with respect thereto; (ii) annual reports or returns, audited or unaudited financial statements, actuarial valuations and reports, and summary annual reports prepared for any Employee Benefit Plan with respect to the most recent plan year; (iii) the most recent summary plan descriptions and any modifications thereto; and (iv) any filing or compliance action taken under Revenue Procedures 2000-16 (or any predecessor thereto).

(c) All Employee Benefit Plans listed on Schedule 3.17(c) comply in form and operation in all material respects with all applicable provisions of ERISA, the Code and other applicable laws. Each Employee Benefit Plan which is an employee pension benefit plan and which is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter or opinion letter that covers all amendments to any such plan for which the remedial amendment period (within the meaning of Section 401(b) of the Code and applicable regulations) has expired; and no event has occurred which will or could give rise to disqualification of any such plan under section 401(a) or 501(a) of the Code.

(d) None of the Employee Benefit Plans is a multiemployer plan (as defined in section 3(37) of ERISA), or is subject to title IV or ERISA or Section 312 of the Code. Seller has no Liabilities for providing, under any Employee Benefit Plan or otherwise, any post-retirement medical or life insurance benefits to any employee, other than statutory Liability for providing group health plan continuation coverage under Part 6 of Title I of ERISA and Section 4980B of the Code (collectively, “COBRA”) or applicable state Law.

(e) There have been no acts or omissions by Seller or any of its ERISA Affiliates which have given rise to or may give rise to interest, fines, penalties, taxes or related charges under section 502 of ERISA or Chapters 43, 47, 68 or 100 of the Code for which Purchaser or any of its ERISA Affiliates may be liable or under Section 409A of the Code for which Purchaser, any of its ERISA Affiliates or any participant in any Employee Benefit Plan that is a nonqualified deferred compensation plan (within the meaning of section 409A of the Code) may be liable.

3.18 Labor Matters.

(a) Schedule 3.18(a)(i) contains a complete and accurate list of the name; job title; date of employment; and current compensation paid or payable for each employee of Seller. Schedule 3.18(a)(ii) contains a complete and accurate list of the name; job title; date of engagement; and current compensation paid or payable for each independent contractor that provides consulting or similar services to Purchaser. True and complete copies of all agreements between Seller and its employees, and Seller and independent contractors that provide consulting or similar services to Seller, including in each case all amendments, supplements and modifications thereto, have been furnished to Purchaser. All such agreements are in full force and effect and are valid, legal and binding agreements of Seller and such employees and independent contractors. Neither Seller nor, to Seller’s Knowledge, any such employee or independent contractor (A) is in breach of or default under any such agreement, or (B) has terminated any such agreement. To Seller’s Knowledge, none of the Subject Employees or Subject Consultants desires or intends to discontinue, reduce or adversely modify any employment, consultancy or business relationship with Seller, or after Closing, Purchaser. Seller has not made any agreements or entered into any arrangements with any employees or independent contractors that would have the effect of depriving Purchaser of their services after Closing. Seller is not a party to any employment or severance agreements except as set forth on Schedule 3.18(a).

(b) Except as set forth on Schedule 3.18(b), Seller is neither a party to nor has any obligation pursuant to any collective bargaining or other Contract regarding the rates of pay or working conditions of its employees. Seller is not obligated under any Contract to recognize or bargain with any labor organization or union on behalf of such employees. Neither Seller nor any of its officers, directors or employees is subject to a charge or, to Seller’s Knowledge, threatened with the charge, of any unfair labor practice applicable to or affecting Seller or its employees. There is no strike, work stoppage, walkout, slowdown, handbilling, picketing or other “concerted action” involving any of Seller’s employees, and no grievance proceeding or other controversy is in progress, pending or threatened between Seller and any of its employees or any union or collective bargaining unit relating thereto.

(c) Seller is in material compliance with all applicable Laws concerning the employer-employee relationship and with all Contracts relating to employment, including all Laws relating to terms and conditions of employment, wages, hours, collective bargaining, workers’ compensation, occupational safety and health, equal employment opportunity and immigration, and are not engaged in any unfair labor or unlawful employment practice. Except as set forth on Schedule 3.18(c), there is no employment Contract, retention Contract, or consulting or services Contract between Seller and any of its employees.

(d) Except as set forth on Schedule 3.18(d), there are no material pending or, to Seller’s Knowledge, threatened claims, investigations, charges, citations, hearings, consent decrees or litigation concerning: wages, compensation, bonuses, commissions, awards or payroll deductions; equal employment or human rights violations regarding race, color, religion, sex, national origin, age, handicap, veteran’s status, marital status, disability or any other recognized class, status or attribute under any applicable federal, state, local or foreign equal employment Law prohibiting discrimination; unfair labor practices; current or expired collective bargaining agreements; occupational safety and health; workers’ compensation; wrongful termination, negligent hiring, invasion of privacy or defamation; immigration; or any other claim based on the employment relationship or termination of the employment relationship (collectively, “Labor Claims”).

(e) Seller has not taken any action that could constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or could otherwise trigger any notice requirement or liability under any local or state plant closing notice Law. Further, Seller has fully complied with the WARN Act and its rules and regulations.

3.19 Compliance with Laws. Seller is not engaging in any activity or omitting to take any action so as to violate in any material respect any Law applicable to the operations of the Business, the Purchased Assets and the Assumed Liabilities. Seller is not subject to any judgment, order, writ, injunction or decree issued by any Governmental Authority applicable to Seller, the Business, the Purchased Assets, or the Assumed Liabilities.

3.20 Accounts Receivable. All of the Accounts Receivable to be included among the Purchased Assets have or will have arisen out of bona fide transactions in the Ordinary Course of Business and are carried on Seller’s books and records at values determined in accordance with GAAP and consistently applied. Each such Account Receivable constitutes a valid and binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor thereof or thereunder. No request or agreement for deduction or discount has been made with respect to any of such Account Receivable and to Seller’s Knowledge all of such Accounts Receivable are fully collectible in the Ordinary Course of Business within 90 days after the day on which each respective receivable first becomes due and payable.

3.21 Customers and Suppliers. Schedule 3.21 sets forth (i) a list of names and addresses of the ten (10) largest customers (each, a “Major Customer”) and the ten (10) largest suppliers (each, a “Major Supplier”) (measured in each case by Dollar volume of purchases or sales during the year ended December 31, 2005) of the Business and the Dollar amount of purchase or sales which each such Major Customer or Major Supplier represented during each of the years ended December 31, 2003, 2004 and 2005 and the period from January 1, 2006 through March 31, 2006. Except as set forth in Schedule 3.21, no Major Customer (other than Purchaser) or Major Supplier has terminated or canceled its business relationship with Seller, or threatened in writing or, to Seller’s Knowledge, orally, to terminate, cancel, or materially reduce its business relationship with Seller (other than by virtue of becoming a customer or supplier of Purchaser following consummation of the transactions contemplated hereby). To Seller’s Knowledge, there exists no condition or state of facts or circumstances involving customers or suppliers that can reasonably be expected to result in a Material Adverse Effect or materially impair the conduct of the Business after the Closing in substantially the same manner in which the Business is currently being conducted (subject to changes resulting from transactions expressly contemplated hereunder).

3.22 Permits. The Transferred Permits constitute all of the Permits necessary to (i) operate the Business as currently conducted and (ii) use, occupy and own, as applicable, all of the Purchased Assets in the same manner as the Purchased Assets are currently used, occupied and owned. All of the Transferred Permits are valid and in full force and effect and Seller has paid all fees that are currently due in connection therewith. Seller has not received any written or, to Seller’s Knowledge, any other notice alleging a violation under any Transferred Permits or a failure to obtain any Permit applicable to the Business or the Purchased Assets. The consummation of the transactions provided for herein will not violate the terms of, or create a default or event of default under, any Transferred Permits or require the consent of any other party in order to avoid such a violation or default.

3.23 FCC Licenses and Related Matters.

(a) The attached Schedule 3.23(a) contains a complete listing of all approvals, authorizations, certificates and licenses issued by the FCC to Seller (the “FCC Licenses”). True and complete copies of all of the FCC Licenses which exist in a tangible form have been provided to or made available to Purchaser by Seller. Except as indicated on Schedule 3.23(a), Seller is in material compliance with the terms and conditions of each FCC License and has not received written notice or, to Seller’s Knowledge, any other notice, that it is currently in violation of any of the terms or conditions of such FCC License. Each FCC License is valid and in full force and effect. Seller owns or possesses all right, title and interest in and to each FCC License and, except as indicated on Schedule 3.23(a), has taken all necessary action to maintain such FCC Licenses, except to the extent as would not reasonably be expected to result in the revocation, termination or other loss thereof. No loss or expiration of any such FCC License is pending or reasonably foreseeable other than expiration (or, in the case of the multiple address system licenses included among the FCC Licenses, cancellation based on non-use) in accordance with the terms thereof. To Seller’s Knowledge, no event has occurred, and no agreement has been entered into by Seller with respect to the FCC Licenses that permits or after notice or lapse of time would result in any impairment of the rights of Seller with respect to such FCC Licenses. Except as indicated on Schedule 3.23(a), other than the FCC Licenses, there are no other regulatory licenses or authorizations of the FCC or any state regulatory agency having jurisdiction over similar matters (“State Regulators”) necessary for Seller to conduct its business operations in the manner presently conducted or to hold any of its assets.

(b) Except as indicated on Schedule 3.23(b), the operations of Seller are in material compliance with the terms and conditions of the FCC Licenses and with the Communications Act of 1934, as amended, applicable state law and the published rules, regulations, and policies promulgated by the FCC and the State Regulators thereunder, including without limitation, the obligations of Seller to make Universal Service Fund payments and comply with the provisions of the Communications Assistance to Law Enforcement Act, if any, and Seller has not done anything or failed to do anything which would reasonably be expected to cause the loss of any FCC License. In operating its business in the ordinary course or as marketed to customers, Seller does not provide common carrier or telecommunications service as defined by the Communications Act of 1934, as amended (the “Communications Act”), or rules or regulations promulgated thereunder.

(c) Except as set forth in Schedule 3.23(c), (i) no petition, action, investigation, notice of violation or apparent liability, notice of forfeiture, order to show cause, complaint, or proceeding seeking to revoke, reconsider the grant of, cancel, suspend, or modify any of the FCC Licenses is pending or, to Seller’s Knowledge, threatened before the FCC or any other forum or agency and (ii) none of the FCC Licenses is subject to any restriction or condition, including any Lien, that is not set forth in the terms of the FCC Licenses. Except as indicated on Schedule 3.23(c), the transactions contemplated by this Agreement (x) will not adversely change, alter or impair any of the FCC Licenses; and (y) will be, upon grant of the FCC Approvals, permissible under the FCC Licenses.

3.24 Products.

(a) There are no orders, decrees, statements, citations or decisions by any Governmental Authority that any of the Seller Products manufactured, marketed, distributed or sold by Seller is defective or fails to meet any standards promulgated by any Governmental Authority. There have been no recalls ordered by any Governmental Authority with respect to any Seller Product. To Seller’s Knowledge, there is no (i) fact relating to any Seller Product that could reasonably be expected to impose upon Seller, the Business or Purchaser a duty to recall any Seller Product or (ii) latent or overt design, manufacturing or other defect in any Seller Product.

(b) Seller has furnished to Purchaser copies of each form of warranty used by it in respect of any of the Seller Products during the three (3) years preceding the date hereof, as well as copies of any warranty made which materially deviates from such forms. To Seller’s Knowledge, all of the Seller Products manufactured, sold, leased, and delivered by Seller have conformed in all material respects with all applicable contractual commitments and all express warranties, and Seller has no material Liability for replacement or repair thereof or other damages in connection therewith.

(c) To Seller’s Knowledge, Seller has no liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Seller and no Person has asserted any written claim alleging that Seller is responsible for any Liability arising out of any injury to individuals or property caused by any product manufactured, sold, leased or delivered by Seller.

3.25 Inventory. Each item of the Inventories is (i) merchantable and of a quality and quantity saleable and usable in the Ordinary Course of Business, (ii) fit for the purpose for which it was manufactured or purchased, and (iii) free from any material defects in workmanship and materials. None of the Inventory is obsolete or non-saleable, and none of such items has been pledged or otherwise given as collateral or is held by Seller on assignment or consignment. The Inventory is adequate for the present needs of the Business consistent with past practices. Set forth on Schedule 3.25 is a complete list of the Inventory, setting forth, in respect of each item thereof, description, class, quantity and value (at the lower of cost or market).

3.26 Transactions with Affiliates. Except as described in Schedule 3.26 and with respect to remuneration for services rendered as a director, officer or employee in the Ordinary Course of Business, (i) no Affiliate or member of Seller provides or causes to be provided any assets, services or facilities to Seller, (ii) Seller does not provide or cause to be provided any assets, services or facilities to its Affiliates or members, (iii) Seller does not beneficially own, directly or indirectly, any investment assets issued by its Affiliates or members, (iv) Seller has not entered into any Contract with its Affiliates or members (other than contracts with equity owners pertaining solely to such equity owners’ equity or debt interests in Seller) and (v) as of the Closing Date, there will be no Indebtedness, Accounts Receivable or accounts payable, between Seller, on the one hand, and its Affiliates or members, on the other.

3.27 Brokers and Finders. Except as set forth on Schedule 3.27, neither Seller nor any of its Affiliates has employed any investment banker, broker or finder, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement. Seller has not retained or used, and will not retain or use, the services of any investment banker, broker or finder which would result in the imposition of a fee upon Purchaser should the transactions contemplated hereby be consummated. Seller shall pay any fee charged by England Securities, LLC in connection with the transactions contemplated hereby.

3.28 Disclosure. Neither any representation or warranty by Seller in this Agreement, nor any exhibit or schedule to this Agreement contains an untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein and therein, in light of the context in which they are made, not misleading.

3.29 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3, NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF SELLER.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

4.1 Organization and Corporate Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has full corporate power, capacity and authority necessary to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted.

4.2 Due Authorization. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Purchaser and no other corporate proceeding is necessary for the execution and delivery of this Agreement or such other agreements by Purchaser, the performance by Purchaser of its obligations hereunder or thereunder and the consummation by Purchaser of the transactions contemplated hereby and thereby. This Agreement has been, and, when executed and delivered in accordance herewith, the other Transaction Documents to which Purchaser is a party shall have been, duly executed and delivered by Purchaser and constitute or shall constitute, as applicable, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms.

4.3 No Violation; Consents and Notices.

(a) The execution, delivery and performance by Purchaser of this Agreement and the other Transaction Documents to which it is or will be a party do not and will not (i) violate any Law or any decree or judgment of any court or other Governmental Authority applicable to Purchaser; (ii) violate or conflict with, result in a breach of, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, permit cancellation of any material Contract to which Purchaser is a party or by which it is bound; or (iii) violate or conflict with any provision of the Certificate of Incorporation or By laws of Purchaser.

(b) No consents or approvals of, or notices, filings or registrations by Purchaser to or with, any Governmental Authority or any other Person not a party to this Agreement are necessary in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents or Purchaser’s assumption of the Assumed Liabilities.

4.4 Brokers and Finders. Neither Purchaser nor any of its Affiliates has employed any investment banker, broker or finder, or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement. Purchaser has not retained or used, and will not retain or use, the services of any investment banker, broker or finder which would result in the imposition of a fee upon Seller should the transactions contemplated hereby be consummated.

4.5 Litigation and Claims. As of the date of this Agreement, there is no civil, criminal or administrative action, suit, demand, claim, hearing or proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser that, individually or in the aggregate, would reasonably be expected to impair or delay the ability of Purchaser to perform its obligations arising under this Agreement on or before the Closing Date. As of the date of this Agreement, Purchaser is not subject to any order of any Governmental Authority of competent jurisdiction or any arbitrator or arbitrators that would reasonably be expected to prevent or materially impair or delay the ability of Purchaser to perform its obligations arising under this Agreement on or before the Closing Date.

4.6 Financial Capability. At the Closing, Purchaser will have sufficient funds to make the Closing Cash Payment.

4.7 FCC Licenses. Purchaser has the legal right, capacity, eligibility, qualifications and power to assume responsibility for owning the FCC Licenses to be assigned to it hereunder (including accepting authority from the FCC to manufacture and market equipment under applicable equipment authorizations), and performing all obligations of the owner thereunder in accordance with the respective terms and conditions of such assigned licenses, in each case pursuant to the Communications Act and the rules of the FCC promulgated thereunder.

4.8 Operations. Purchaser is not an entity of which more than 25% of its revenues are derived from providing or maintaining communications towers and/or communications tower site management services.

4.9 Inspections; No Other Representations or Warranties.

(a) Purchaser has undertaken such independent investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to make an independent evaluation of the past performance and future prospects of the Business and an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

(b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4, NEITHER PURCHASER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY ON BEHALF OF PURCHASER.

ARTICLE 5

COVENANTS

The parties hereto covenant and agree as follows:

5.1 Efforts. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement (including the issuance of the Consideration Shares) and to cause each of the conditions to Closing set forth in Articles 6 and 7 below to be satisfied and shall otherwise act in good faith in connection with the transactions contemplated hereby and by the other Transaction Documents.

5.2 Conduct of Business Prior to Closing. On and after the date hereof until the Closing Date, except as expressly permitted or required by this Agreement, as expressly required by applicable Law or any Governmental Authority, or as otherwise expressly consented to by Purchaser in writing, Seller will:

(a) operate the Business only in the Ordinary Course of Business;

(b) not purchase or acquire any assets or properties for use in the Business, whether real or personal, tangible or intangible, other than raw materials purchased in the Ordinary Course of Business, and not sell or otherwise dispose of any property or asset constituting or used in the Business, except for the sale of Inventory in the Ordinary Course of Business;

(c) maintain the tangible Purchased Assets in their present order and condition, reasonable wear and tear excepted, and maintain all policies of insurance on the tangible Purchased Assets in amounts and on terms substantially equivalent to those in effect on the date hereof;

(d) not take any action or omit to take any action which will (i) cause a material breach of any Assigned Contract or Assumed Liability, or (ii) modify, amend or otherwise alter or change any term of any Assumed Contract or Assumed Liability;

(e) take all steps reasonably necessary to maintain the Purchased Intellectual Property and the Intangibles;

(f) not make or effect any Distribution;

(g) effect any changes in its equity capitalization, other than as set forth on Schedule 3.1(b);

(h) pay all Accounts Payable, and collect all Accounts Receivable, in the Ordinary Course of Business;

(i) comply in all material respects with all Laws applicable to Seller, the Business, the ownership and operation of the Purchased Assets and the Assumed Liabilities;

(j) maintain the books and records and accounts of or applicable to the Business in the Ordinary Course of Business;

(k) not hire any new employees and use commercially reasonable efforts to retain the employment of all of the Subject Employees and not modify the salary or other compensation (including benefits) of any of its employees;

(l) continue the engagement of all of the Subject Consultants and not modify the fees or other compensation of any of its independent contractors;

(m) use commercially reasonable efforts to preserve the goodwill and patronage of the customers, employees, suppliers and others having a business relationship with Seller related to the Business;

(n) not institute or settle or compromise any Proceeding involving the Business, the Purchased Assets or the Assumed Liabilities;

(o) not engage in any practice, enter into any transaction, take any action or omit to take any action which, if engaged in, entered into, taken or omitted to be taken prior to the date of this Agreement, would be required to be disclosed on Schedule 3.6;

(p) except as required by bona fide incentive agreements or commitments with employees or consultants of Seller that are in effect on the date hereof, not issue or agree to issue any shares of voting stock or any other voting security or any rights to acquire any such additional stock or voting security; and

(q) not agree or commit to take any action precluded by any of the foregoing clauses of this Section 5.2.

Notwithstanding the foregoing, Seller shall be permitted to take those actions specified on Schedule 5.2 hereto.

5.3 Access and Cooperation Prior to Closing. Between the date of this Agreement and the Closing Date, Seller shall afford or cause to be afforded to the employees, authorized representatives and financing sources of Purchaser reasonable access to the offices, facilities, properties, assets, inventories, books, records, and documents of Seller during regular business hours, and will furnish Purchaser with such additional financial and operating data and other information relating to the Business, the Assumed Liabilities, the Purchased Assets and Seller’s employees as Purchaser may from time to time reasonably request. Seller shall use its commercially reasonable efforts to make its officers and employees available to Purchaser and its representatives to the extent as Purchaser and its representatives shall from time to time reasonably request. Purchaser will extend its full cooperation to Seller and its lawyers, accountants and other representatives and Seller, its lawyers, accountants and other representatives shall have full access to Purchaser’s books and records, facilities, accountants and key employees, in each case for purposes of Seller’s tax evaluation of the Consideration Shares.

5.4 Notification of Changes. Prior to the Closing, each party will give prompt written notice to the other party of any discovery of a breach of any of the representations and warranties in Article 3 and Article 4 above or any development precluding or materially impairing or delaying its ability to perform its obligations under this Agreement or the other Transaction Documents or to satisfy the conditions to the other party’s obligations hereunder. No disclosure by any party pursuant to this Section 5.4, however, shall be deemed to amend or supplement the Schedules to this Agreement or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

5.5 HSR; Consents.

(a) Purchaser and Seller have filed with the appropriate Governmental Authority the materials required by the HSR Act in connection with the transactions contemplated hereby, which materials comply in all material respects with the requirements of the HSR Act. Purchaser and Seller will promptly provide the Federal Trade Commission and the Department of Justice any supplemental information that may be reasonably requested in connection with the parties’ filings pursuant to the HSR Act in connection with the transactions contemplated hereby. Such supplemental information will comply in all material respects with the requirements of the HSR Act. Each of Purchaser and Seller will promptly furnish to the other (i) all necessary information as the other may reasonably request in connection with the preparation of any filing or submission pursuant to the HSR Act and (ii) copies of all written communications (and a written summary of the substance of any oral communication) to or from the Federal Trade Commission or Department of Justice or any other Governmental Authority in connection with the transactions contemplated by this Agreement. Purchaser and Seller shall share equally the filing fee in respect of the filing under the HSR Act contemplated hereby. To the extent that Purchaser has paid any of Seller’s portion of such filing fee, Seller shall promptly reimburse Purchaser for the amount of such portion paid by Purchaser.

(b) Except as relates to the FCC and the FCC Licenses, which are addressed in Section 5.6, (i) Seller shall use commercially reasonable efforts to obtain, make or give, as applicable, prior to the Closing, all of the consents and approvals of, and notices, filings or registrations with or to, third parties set forth on Schedule 3.3(b), (ii) in any case, subject to Section 2.2, where a necessary consent or approval has not been obtained at or prior to the Closing, Seller shall use commercially reasonable efforts to assist Purchaser, at Purchaser’s request and at Seller’s expense, to obtain such consent or approval after Closing and (iii) each party shall cooperate fully with the other party in furnishing any necessary information required in connection with obtaining any and all consents pursuant to this Section 5.5.

5.6 FCC Matters.

(a) The parties acknowledge that they have filed applications with the FCC for consent to the assignment of the Transferred FCC Licenses to Purchaser (the “FCC Approvals”). The parties acknowledge and agree that no assignment of any Transferred FCC License shall be deemed effective for any purpose until and unless the FCC Approvals have been granted by the FCC and any condition to the FCC Approvals have been satisfied by the parties. The parties will coordinate and cooperate with each other, will provide all necessary information and signatures for, and will diligently prosecute all filings relating to the FCC Approvals. For purposes hereof, “Transferred FCC Licenses” shall mean all of the FCC Licenses, except Seller’s authorization to manufacture and market radio equipment, which is addressed in Section 5.6(b) below.

(b) The parties will coordinate and cooperate with each other to notify the FCC of the change in ownership of Seller’s authorizations to manufacture and market radio equipment, as contemplated by Section 2.929(d) of the FCC’s rules and to obtain authorization from the FCC to allow Purchaser to manufacture and market that radio equipment for which FCC authorization has been obtained by Seller to operate the Business.

(c) Seller will diligently prosecute the Modification Application.

(d) Purchaser and Seller shall share equally the FCC Expenses. In the event either party becomes aware of a change in the FCC Expenses after the Closing Date, it will inform the other party and both parties will take such action as may be necessary to ensure that the definitive amount of FCC Expenses is shared equally by Purchaser and Seller.

5.7 Certain Tax Matters.

(a) Seller will (i) prepare properly and file duly and validly all Tax Returns required to be filed prior to the Closing Date with the appropriate taxing authority, (ii) pay duly and fully all Taxes that are due with respect to the periods covered by such Tax Returns or otherwise levied or assessed upon Seller or any of its assets or properties and (iii) withhold or collect and pay to the proper taxing authorities all Taxes that Seller is required to so withhold or collect and pay.

(b) All real estate, personal property, ad valorem and similar Taxes related to the Purchased Assets which shall have accrued and become payable with respect to any period ending on or prior to the Closing Date shall be paid by Seller. All such Taxes which shall be accrued but unpaid shall be prorated to the Closing Date. In connection with such proration of Taxes, in the event that actual Tax figures are not available at the Closing Date, proration of Taxes shall be based on 105% of the actual Taxes for the preceding year for which actual Tax figures are available. The amount due one party as a result of such proration shall be paid to the other party at the Closing.

5.8 Employees and Benefit Plans.

(a) As of Closing, Seller shall terminate the employment of all Subject Employees and shall encourage such employees to accept offers of employment from Purchaser effective as of the Closing Date. Seller covenants that it will not directly or indirectly induce, encourage, incentivise or otherwise influence any Subject Employee to discontinue, reduce or adversely modify such employment with Purchaser. Purchaser, in cooperation with Seller, shall, on or before the Closing Date and effective as of the Closing Date, extend an offer of employment to each of the Subject Employees at a wage or salary not less than the respective wages or salaries specified for such Subject Employees in that certain letter agreement, dated the date hereof, between Purchaser and Seller. Each Subject Employee shall be offered benefits consistent with those currently offered to other employees of Purchaser who are employed in comparable positions. Purchaser shall waive any applicable medical examinations of the Subject

Employees. For purposes hereof, “Subject Employees” means all the individuals listed on Schedule 5.8(a), which Seller shall update prior to the Closing Date to (i) delete any individuals who are no longer employed by Seller and (ii) add any new employees employed after the date hereof with Purchaser’s written consent. Those Subject Employees who accept offers of employment with Purchaser and who become employees of Purchaser as of the Closing Date are referred to as “Transferred Employees.” Purchaser shall have no obligation to pay, and Seller shall indemnify Purchaser for, any severance benefit, short term or long term disability benefit, sick leave benefit, medical, health and dental benefits (including any benefits required by COBRA) or any other benefit or compensation payable to or with respect to Subject Employees or any other employees or former employees of Seller, in each case, arising out of such Subject Employees’ or other employees’ or former employees’ employment by Seller, except for any benefit that may be payable as a result of Purchaser’s failure to offer employment to such Subject Employee as required hereunder.

(b) Transferred Employees shall be given credit for all service with Seller, to the same extent as such service was credited for such purpose by Seller, under each benefit plan of Purchaser in which such Transferred Employees are eligible to participate for purposes of eligibility, vesting and benefit accrual; provided, however that service for benefit accrual purposes will only be credited under such plans which are not “employee pension benefit plans” under ERISA.

5.9 Consultants. As of Closing, Seller shall terminate the engagement of all of the individuals listed on Schedule 5.9 (the “Subject Consultants”) and shall encourage such Subject Consultants to accept offers of engagement from Purchaser effective as of the Closing Date. Seller covenants that it will not directly or indirectly induce, encourage, incentivise or otherwise influence any Subject Consultant to discontinue, reduce or adversely modify such consultancy or business relationship with Purchaser. Purchaser shall, on or before the Closing Date and effective as of the Closing Date, extend an offer of engagement to each of the Subject Consultants on such terms and conditions as Purchaser determines in its sole discretion.

5.10 No Solicitation or Negotiation. Unless this Agreement is terminated, Seller will not, and will cause its Controlled Affiliates and its and their respective directors, officers, employees, representatives, agents, advisors, accountants and attorneys not to, enter into any Contracts or engage in negotiations concerning, or provide any confidential information or data to any Person with respect to, or have any discussions with any Person relating to, any merger, consolidation, liquidation, dissolution, acquisition, business combination or purchase of all or any significant asset of, or any equity interest in, directly or indirectly, Seller, and will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

5.11 Confidential Information. From and after the Closing Date, Seller shall not, and shall ensure that its Controlled Affiliates and its and their respective directors, officers, employees, representatives, agents, advisors, accountants and attorneys do not, use or disclose to any Person any trade secrets, confidential information or other proprietary information of the Business or pertaining to the Seller Products, the Purchased Assets or the Assumed Liabilities that it possesses or has knowledge of, including any of the forgoing relating to (i) product designs, drawings and specifications, (ii) production or manufacturing processes, (iii) pricing of products or services and (iv) the terms of agreements with customers or suppliers (the “Confidential Information”). This restriction shall not apply to (a) the disclosure of any Confidential Information which becomes generally available to the public, other than as a result of a breach of this Agreement, or (b) the disclosure of any Confidential Information which is required by any Law, order or decree from any Governmental Authority, or, to the extent necessary, to assert its rights under this Agreement or any Transaction Document in any court or alternative dispute resolution proceeding, provided that Seller gives Purchaser prior written notice of any such disclosure and cooperates with Purchaser in any reasonable manner to protect the confidentiality of such information to the fullest extent possible. Seller acknowledges that in view of the nature of the Business and the objectives of the parties in entering into the Agreement, the restrictions contained in this Section 5.11 are reasonable and necessary to protect the legitimate business interests of Purchaser after the Closing, and that any breach or threatened breach of the provisions of this Section 5.11 will cause irreparable injury to Purchaser for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach of this Section 5.11, Purchaser shall be entitled, in addition to the exercise of other remedies, to seek and obtain injunctive relief, without necessity of posting a bond, restraining Seller or its Affiliate from committing such breach or threatened breach.

5.12 Public Statements. The parties shall consult with each other prior to issuing any public announcement or statement with respect to this Agreement or the transactions contemplated hereby and neither party shall issue any such public announcement or statement without the prior written consent of the other party hereto, except as may be required by applicable Law or the rules or regulations of any securities exchange or over the counter market on which the applicable party’s securities are traded, or pursuant to a form of press release agreed upon by the parties hereto prior to the Closing.

5.13 Collection; Inquiries. In recognition of the fact that following the Closing Seller may continue to receive payments in connection with the Accounts Receivable included among the Purchased Assets or in connection with any other Purchased Assets, Seller agrees to remit promptly (and at intervals not less often than weekly) to Purchaser all amounts so received by Seller. Any amounts received in any given week may be remitted either by wire transfer or physical delivery of endorsed checks. Seller agrees to use commercially reasonable efforts to cooperate in notifying customers, or prior customers, of Seller to make payments in connection with the aforementioned Accounts Receivable and other Purchased Assets directly to Purchaser and shall otherwise direct correspondence and inquiries relating to the Business or the Seller Products to Purchaser.

5.14 Repayment of Indebtedness. Notwithstanding anything to the contrary contained herein, Seller shall be entitled to expend cash to repay, prior to Closing, funded Indebtedness existing on the date of this Agreement or that is incurred in the Ordinary Course of Business after the date hereof. On or prior to the Closing Date, Seller shall repay all Indebtedness contemplated by the Payoff Letters, in accordance with the Payoff Letters.

5.15 TGB Funding Commitment and Marketing Undertaking.

(a) Purchaser will use Commercially Reasonable Efforts to fund the expenditure of $1,500,000 to build and install TGBs over the twenty-four (24) months following the Closing Date. Purchaser will use Commercially Reasonable Efforts to install those 100 TGBs to be ordered pursuant to that certain TGB purchase order contemplated on Schedule 5.2 within Purchaser’s fiscal year ending March 31, 2007.

(b) Until the second anniversary of the Closing Date, Purchaser will cause Purchaser Parent to adopt the Purchaser Products and Purchaser Services as Purchaser Parent’s and its subsidiaries’ principal approach for radio frequency fixed based automatic meter reading system sales for the electric power, water, and gas metering markets. After the second anniversary of the Closing Date, until the expiration of the Earnout Term, Purchaser will cause Purchaser Parent to use Commercially Reasonable Efforts to adopt the Purchaser Products and Purchaser Services as Purchaser Parent’s and its subsidiaries’ principal approach for radio frequency fixed based automatic meter reading system sales for the electric power, water, and gas metering markets.

(c) During the Earnout Term, Purchaser will use Commercially Reasonable Efforts to (i) support the development of its electric metering sales and marketing staff and (ii) as appropriate based upon customer requirements, license to at least one significant electric meter manufacturer the right to produce residential electric metering products which incorporate and use FCC licensed radio frequency communication technology mat Seller owned prior to the Closing Date.

(d) As used in this Section 5.15, “Commercially Reasonable Efforts” means those efforts and resources that Purchaser would use in respect of any other product, service or business initiative owned or undertaken by it that is materially similar to the Purchaser Products and Purchaser Services and the business opportunity represented thereby, taking into account present and future market potential, changes in technology, customer preferences, performance, changes in ownership, financial return, regulatory environment, and competitive market conditions, all as measured by Purchaser’s facts and circumstances at the time Purchaser is obligated to utilize such efforts.

(e) Each party agrees and acknowledges that (i) the covenants set forth in this Section 5.15, in Section 5.16 and in Schedule 2.5 hereof are the only covenants of Purchaser in respect of or in connection with the Earnout Payments, (ii) such covenants express the specifically bargained for and negotiated agreement of the parties and (iii) Purchaser expressly disclaims any covenants with respect to or in connection with the Earnout Payments other than as expressly set forth in this Section 5.15, Section 5.16 and in Schedule 2.5 hereof.

5.16 Asset Transfer or Liquidation Transactions.

(a) Purchaser shall not, except with respect to sales of product to customers in the ordinary course of business, agree to or consummate an Asset Transfer (as defined below) without the prior written consent of Seller, such consent not to be unreasonably withheld or delayed; provided, however, that Purchaser may engage in an Asset Transfer with (i) any of its Affiliates in the manner contemplated under Section 10.5 or (ii) any other Person if such other Person duly executes and delivers to Purchaser and Seller a written agreement to expressly assume all of Purchaser’s obligations under Sections 2.5, 5.15 and 5.16.

(b) For purposes of paragraph (a) above, an “Asset Transfer” means any direct or indirect sale, assignment or transfer to any Person in any manner (including by a sale of assets, a sale of securities or an assignment) of all or substantially all of the Purchased Assets used or proposed to be used to provide products or services to electric utility companies, to gas utility companies or to water utility companies.

5.17 Financial Statements. If at any time during the Earnout Term Purchaser Parent ceases for any reason to file reports with the U.S. Securities and Exchange Commission, Purchaser shall, promptly upon the completion of each Year (as defined on Schedule 2.5), furnish to Seller copies of the annual financial statements for Purchaser and Purchaser Parent.

5.18 Southern Telecom Agreement.

(a) Seller shall use commercially reasonable efforts to cause the Southern Telecom Agreement to be terminated, to discharge Seller’s obligations with respect thereto and to obtain from STI a counterpart of a STI Termination and Release Agreement, substantially in the form of Exhibit G hereto (the “STI Termination and Release”), duly executed on behalf of STI prior to the Closing Date. Without limiting the foregoing, Seller shall exercise the Buyout Option under and as defined in the Southern Telecom Agreement if such Buyout Option is not earlier exercised by STI. In the event that Seller is not able to obtain such STI Termination and Release prior to Closing, Seller shall obtain from STI a counterpart of a STI Termination and Release as soon as practicable, and in no event later than sixty (60) days, after the Closing Date.

(b) From and after the Closing, Purchaser hereby agrees to pay rebates to STI Affiliates (as defined in the Southern Telecom Agreement) in the amount and on the other terms contemplated by, and subject to the limitations set forth in, Section 9 of the Southern Telecom Agreement, as in effect on the date hereof.

5.19 Assignment and Recordation. Prior to the Closing Date, Seller shall take all actions and execute all documents necessary to effect the assignments to Seller of all Owned Intellectual Property, if any. Seller shall take all actions and execute all documents necessary to effect the recordations of such assignments as promptly as possible with the appropriate agencies (including the United States Patent and Trademark Office) and shall do so prior to the Closing. Seller shall be responsible for the payment of all payments, charges, fees, taxes and tariffs, if any, levied or payable in connection with such assignments and recordations, and for the costs of all legal services in connection therewith.

5.20 Confidential Information. Schedule 5.20 sets forth a list of non-disclosure agreements to which Seller is a party and that are not included among the Assigned Contracts (the “Retained NDAs”). Seller represents and warrants that true, complete and correct copies of such Retained NDAs have been provided to Purchaser. Purchaser shall use its reasonable best efforts to maintain the confidentiality of, and to not disclose to third parties, any information or materials included among the Purchased Assets that Seller notifies Purchaser in writing and with specificity is subject to a particular Retained NDA; provided, however, that Purchaser’s obligation hereunder shall be no more onerous than the confidentiality obligation on Seller set forth in the applicable Retained NDA. Notwithstanding the foregoing, the obligation set forth in this Section 5.20 shall not preclude Purchaser or any of its Affiliates from disclosing any information or materials to the extent they are compelled to do so by law or legal, regulatory or other similar process, including pursuant to the order or requirement of a court, administrative or regulatory agency, or other governmental or similar body.

5.21 Alpha Storage Agreement. Seller shall cause Mohamad Motahari (“Motahari”) to assign to Purchaser, on or prior to Closing, pursuant to an Assignment and Assumption Agreement in a form substantially similar to the form of Bill of Sale and Assignment Assumption Agreement attached hereto Exhibit A-1, all of Motahari’s right, title and interest in and to that certain rental agreement dated December 12, 2005 between Motahari and Alpha Storage (the “Motahari Assignment Agreement”).

5.22 Purchaser Loan. Purchaser agrees to advance the Purchaser Loan subject to the terms and conditions set forth in this Section 5.22. Within two (2) Business Days following Purchaser’s receipt of a Payoff Letter (the “SBA Payoff Letter”) in respect of the full and final satisfaction and repayment of, and the release of any and all liens or other encumbrances arising under (i) that certain Note, dated June 3, 2003, in the principal amount of $348,500 made by Advanced Metering Systems, L.L.C. and payable to the order of BizCapital Bidco and (ii) any other loan or security agreements related thereto, (x) Purchaser and Seller shall execute and deliver to one another a Loan and Security Agreement in the form and substance of Exhibit K hereto (the “Purchaser Loan Agreement”) and (y) Purchaser shall advance the Purchaser Loan. The Purchaser Loan shall be funded in part to BizCapital Bidco or its designee in accordance with the SBA Payoff Letter and in part to AMDS in accordance with its funding instructions.

5.23 Employment Agreements. On or prior to June 13, 2006, Seller shall cause Mark Reid, Phil Franklin and Greg Larsen to execute and deliver Employment and Non-Interference Agreements (the “Additional Employment Agreements”) to Purchaser which reflect their respective titles and the salaries, potential bonuses and vacation time set forth in that certain letter referenced in Section 5.8(a), and otherwise are in substantially the same form and substance as that certain Employment and Non-Interference Agreement, dated the date hereof, between Purchaser and H. Britton Sanderford, Jr., except that (i) the Additional Employment Agreements shall exclude Section 12 of Mr. Sanderford’s agreement and (ii) “Business” shall be defined in the Additional Employment Agreements in the same way that “Business” is defined in this Agreement.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions all or any of which may be waived in writing, in whole or in part, by Purchaser:

6.1 Representations and Warranties. The representations and warranties set forth in Article 3 shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date.

6.2 Covenants. Seller shall have performed and complied in all material respects with all covenants and agreements contained herein and required to be performed or complied with by it on or prior to the Closing Date.

6.3 Required Consent. Seller shall have obtained any necessary consent, authorization, or approval of Metrocall USA, Inc. that is required for the transfer of the Purchased Assets and Assumed Liabilities or otherwise required for the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller (the “Required Consent”).

6.4 Governmental Approvals. The applicable waiting period, if any, under the HSR Act shall have expired or been terminated, and the FCC Approvals shall be effective, as defined in Section 5.6(a).

6.5 No Prohibition. No Governmental Authority (including the FCC) having competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, regulation, decree, judgment, injunction or order (whether temporary, preliminary or permanent), in any case, which is in effect and which prohibits or enjoins the performance of this Agreement or the consummation of any of the transactions contemplated hereby; provided, however, that each of the parties shall use its reasonable best efforts to promptly cause any such decree, judgment, injunction or other order to be vacated or lifted, or to otherwise eliminate the grounds of such prohibition or enjoinder.

6.6 Documents. Purchaser shall have received all of the agreements, documents and items specified in Section 2.8(b).

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, all or any of which may be waived, in whole or in part, by Seller.

7.1 Representations and Warranties. The representations and warranties set forth in Article 4 shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by terms such as “material” and “Material Adverse Effect,” in which case such representations and warranties shall be true and correct in all respects at and as of the Closing Date.

7.2 Covenants. Purchaser shall have performed and complied in all material respects with all covenants and agreements contained herein and required to be performed or complied with by it on or prior to the Closing Date.

7.3 HSR Waiting Period. The applicable waiting period, if any, under the HSR Act shall have expired or been terminated.

7.4 No Prohibition. No Governmental Authority (including the FCC) having competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute,

regulation, decree, judgment, injunction or order (whether temporary, preliminary or permanent), in any case, which is in effect and which prohibits or enjoins the performance of this Agreement or the consummation of any of the transactions contemplated hereby.

7.5 Documents. Seller shall have received all of the agreements, documents and items specified in Section 2.8(c).

7.6 Purchaser Parent Bye-Laws. Purchaser Parent shall have adopted Amended and Restated Bye-Laws in the substance attached hereto as Exhibit J (the “Amended and Restated Bye-Laws”). The Amended and Restated Bye-Laws shall be in full force and effect as of the Closing Date.

ARTICLE 8

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

(a) Purchaser and Seller may terminate this Agreement by mutual written consent; or

(b) Purchaser may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if the Closing shall not have occurred on or before September 15, 2006 (the “Drop-Dead Date”), by reason of the failure of any condition precedent under Article 6 hereof (provided that Purchaser is not responsible for such failure of the Closing to occur through a breach of any of its representations, warranties, covenants or agreements contained herein); or

(c) Seller may terminate this Agreement by giving written notice to Purchaser at any time prior to the Closing if (i) the Closing shall not have occurred on or before the Drop-Dead Date, by reason of the failure of any condition precedent under Article 7 hereof (provided that Seller is not responsible for such failure of the Closing to occur through a breach of any of its representations, warranties, covenants or agreements contained herein) or (ii) the Closing shall not have occurred within sixty (60) days of the date that the FCC shall have provided written notice to Seller of its rejection of the Modification Application (provided that Seller is not responsible for such rejection through a breach of any of its representations, warranties, covenants or other agreements contained herein).

8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all obligations of the parties hereunder shall terminate, except that the obligations set forth in Sections 5.12 and 10.1 shall survive the termination of this Agreement, and except that no such termination shall relieve any party from liability for any prior breach of this Agreement.

ARTICLE 9

INDEMNIFICATION

9.1 Survival. All of the representations, warranties, agreements and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this

Agreement, shall survive the execution of this Agreement and the Closing Date. Notwithstanding the foregoing, (a) the representations and warranties contained in Sections 3.1(a) (Organization and Power), 3.2 (Due Authorization), 3.27 (Brokers and Finders), 4.1 (Organization and Power), 4.2 (Due Authorization) and 4.4 (Brokers and Finders) of this Agreement shall survive the Closing and continue in full force and effect indefinitely; (b) the representations and warranties of Seller contained in Sections 3.14 (Environmental), 3.16 (Tax) and 3.17 (Employee Benefits) of this Agreement shall survive the Closing and continue in full force and effect until the expiration of the statute of limitations applicable thereto (including any extensions or waivers thereof); (c) the representations and warranties of Seller contained in Section 3.11 (Intellectual Property) shall survive and continue in full force and effect for sixty (60) months from the Closing Date, and (d) all other representations and warranties contained herein shall survive and continue for twenty-four (24) months from the Closing Date; provided, however, that in all cases, representations and warranties in respect of which an indemnification claim shall be pending as of the end of the applicable period referred to above shall survive with respect to such indemnification claim until the final disposition thereof. Unless otherwise stated, the agreements and covenants set forth in this Agreement shall survive and continue until the expiration of the statute of limitations applicable thereto or until all obligations set forth therein shall have been performed and satisfied.

9.2 Obligation to Indemnify.

(a) Subject to the terms and conditions of this Article 9, Seller shall indemnify Purchaser, its Affiliates and each of their respective directors, officers, employees, stockholders and partners (each a “Purchaser Indemnitee” and, collectively the “Purchaser Indemnitees”) in respect of, and save and hold each Purchaser Indemnitee harmless against any Losses such Purchaser Indemnitee incurs, suffers, sustains or becomes subject to as a result of or by virtue of, without duplication:

(i) the breach or inaccuracy of any representation or warranty of Seller contained in this Agreement or any other Transaction Document;

(ii) a breach of or failure to duly and timely perform any covenant or agreement of Seller made pursuant to this Agreement or any other Transaction Document;

(iii) any Excluded Liability;

(iv) any amount by which the aggregate Liabilities in respect of the Accounts Payable and accrued expenses assumed by Purchaser pursuant to Section 2.3(c) exceed, as of Closing, $400,000 and any amount by which the aggregate Liabilities assumed by Purchaser pursuant to the Metrocall Assignment and Assumption Agreement exceed $3,500,000;

(v) any Liability attributable to any complaint, claim or allegation made or asserted by Axonn, L.L.C., Axonn Corporation or their respective successors, Affiliates, employees or independent contractors attributable to Seller, Seller’s employees, the Purchased Assets or the Business prior to Closing;

(vi) one-half of any FCC Expenses not deducted from the Closing Cash Payment;

(vii) any claim, demand, action or proceeding brought by any Person against any Purchaser Indemnitee after Closing asserting any Liability for Seller’s Taxes due prior to Closing or due after Closing with respect to any period or portion of a period prior to Closing; or

(viii) any claim by creditors of Seller arising out of or based upon the failure of Seller to satisfy its creditors or to comply with Bulk Sales Laws in connection with the transactions contemplated hereby except to the extent that such claim is a liability or obligation expressly assumed by Purchaser as an Assumed Liability;

provided, however, that (1) Seller shall not be required to indemnify Purchaser Indemnitees in respect of any Losses any Purchaser Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of any of the occurrences referred to in Section 9.2(a)(i) above unless and until the aggregate of all such Losses exceeds $250,000 (the “Indemnification Deductible”), at which point Seller will be obligated to indemnify the applicable Purchaser Indemnitee(s) for all such Losses in excess of such deductible, and (2) in no event shall Seller be obligated to indemnify Purchaser Indemnitees in respect of any Losses any Purchaser Indemnitee suffers, sustains, or becomes subject to, as a result of or by virtue of any of the occurrences referred to in Section 9.2(a)(i) in excess of an amount equal to forty percent (40%) of the Aggregate Consideration as of the date of Seller’s indemnity payment (the “Indemnification Cap”), Notwithstanding any other provision of this Section 9.2(a), (i) the Indemnification Deductible and the Indemnification Cap shall not apply with respect to any Loss any Purchaser Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of (x) any breach of Sections 3.1(a), 3.2, 3.4, 3.5(b), 3.11, 3.16 or 3.27, or (y) the fraud or the willful misconduct on the part of Seller or Seller’s Affiliates and (ii) the Indemnification Cap shall not apply with respect to any Loss any Purchaser Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of any breach of Sections 3.4, 3.11, 3.14, 3.16, or 3.17, in which event Seller’s obligation to indemnify Purchaser Indemnitees shall be limited to 100% of the Aggregate Consideration as of the date of Seller’s indemnity payment. For the purposes of determining under this Article 9 the existence of any breach and for measuring Losses or for satisfying the Indemnification Deductible, to the extent such representation or warranty is qualified by reference to materiality or Material Adverse Effect (each a “Materiality Qualifier”), such representation or warranty shall be treated as if it did not contain such Materiality Qualifier.

(b) Subject to the terms and conditions of this Article 9, Purchaser shall indemnify Seller, its Affiliates and each of their respective directors, officers, employees, members and managers (each a “Seller Indemnitee” and, collectively the “Seller Indemnitees”) in respect of, and save and hold each Seller Indemnitee harmless against any Losses such Seller Indemnitee incurs, suffers, sustains or becomes subject to as a result of or by virtue of, without duplication:

(i) the breach or inaccuracy of any representation or warranty of Purchaser contained in this Agreement or any other Transaction Document;

(ii) a breach of or failure to duly and timely perform any covenant or agreement of Purchaser made pursuant to this Agreement or any other Transaction Document; or

(iii) any Assumed Liability;

provided, however, that (1) Purchaser shall not be required to indemnify Seller Indemnitees in respect of any Losses any Seller Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of any of the occurrences referred to in Section 9.2(b)(i) above unless and until the aggregate of all such Losses exceeds the Indemnification Deductible, at which point Purchaser will be obligated to indemnify the applicable Seller Indemnitee(s) for all such Losses in excess of such deductible and (2) in no event shall Purchaser be obligated to indemnify Seller Indemnitees in respect of any Losses any Seller Indemnitee suffers, sustains, or becomes subject to, as a result of or by virtue of any of the occurrences referred to in Section 9.2(b)(i) in excess of the Indemnification Cap. Notwithstanding any other provision of this Section 9.2(b), the Indemnification Deductible and the Indemnification Cap shall not apply with respect to any Loss any Seller Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of (x) any breach of Sections 4.1 (Organization and Power), 4.2 (Due Authorization) or 4.4 (Brokers and Finders) or (y) the fraud or the willful misconduct on the part of Purchaser. For the purposes of determining under this Article 9 the existence of any breach and for measuring Losses or for satisfying the Indemnification Deductible, to the extent such representation or warranty is qualified by reference to materiality or Material Adverse Effect (each a “Materiality Qualifier”), such representation or warranty shall be treated as if it did not contain such Materiality Qualifier.

(c) The right to indemnification or other remedy based on representations, warranties, covenants, and obligations contained herein or in the other agreements or instruments delivered pursuant hereto will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation, recognizing, in part, the negotiated and agreed allocation of risk, obligation and liability between the parties.

9.3 Procedures for Indemnification: Third Party Claims.

(a) Notification of Proceeding. After receipt by an indemnified party under Section 9.2 of notice of the commencement of any Proceeding against it, such indemnified party, if a claim is to be made against an indemnifying party under such Section, shall promptly notify each indemnifying party thereof in writing; provided, however, that no delay on the part of the indemnified party in notifying any indemnifying party shall relieve the indemnifying party from any obligation hereunder unless (and then solely to the extent) the indemnifying party thereby is prejudiced.

(b) Right of Indemnifying Party to Defend Against Proceeding. Any indemnifying party will have the right to defend the indemnified party against the Proceeding with counsel of its choice reasonably satisfactory to the indemnified party so long as (i) the indemnifying party notifies the indemnified party in writing within fifteen (15) days after the indemnified party has given notice of the Proceeding that the indemnifying party will indemnify the indemnified party from and against the entirety of any Losses the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the claim, (ii) the indemnifying party provides the indemnified party with evidence reasonably acceptable to the indemnified party that the indemnifying party will have the financial resources to defend against the Proceeding and fulfill its indemnification obligations hereunder, (iii) the claim for indemnification will not exceed the indemnifying party’s limitation of liability set forth in Section 9.2(a) or 9.2(b), as the case may be, (iv) the Proceeding involves only money damages and does not seek an injunction or other equitable relief, (v) settlement of, or an adverse judgment with respect to, the Proceeding is not, in the good faith judgment of the indemnified party, likely to establish a precedential custom or practice materially adverse to the continuing business interests or the reputation of the indemnified party or otherwise adversely affect its or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification, (vi) if the indemnifying party is also a party to such Proceeding, the indemnified party has determined in good faith that joint representation would not be inappropriate or result in different, conflicting, or adverse legal positions or interests, and (vii) the indemnifying party conducts the defense of the Proceeding actively and diligently.

(c) Participation in Defense; Consent to Entry of Judgment. So long as the indemnifying party is conducting the defense of the Proceeding in accordance with Section 9.3(b) above, (i) the indemnified party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Proceeding, (ii) the indemnified party will not consent to the entry of any judgment or enter into any settlement with respect to the Proceeding without the prior written consent of the indemnifying party (not to be withheld unreasonably), and (iii) the indemnifying party will not consent to the entry of any judgment or enter into any settlement with respect to the Proceeding without the prior written consent of the indemnified party (not to be withheld unreasonably), unless such judgment or settlement provides solely for money damages which are to be paid by the indemnifying party and includes a full and unconditional release of all indemnified parties.

(d) Assumption of Defense; Reimbursement for Costs; Responsibility for Losses. In the event any of the conditions in Section 9.3(b) above is not satisfied or becomes unsatisfied and remains uncured for ten (10) days following the indemnifying party’s receipt of written notice thereof, (i) the indemnified party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Proceeding in any manner it may deem appropriate (and the indemnified party need not consult with, or obtain any consent from, any indemnifying party in connection therewith), (ii) the indemnifying parties will reimburse the indemnified party promptly and periodically for the costs of defending against the Proceeding (including reasonable attorneys’ fees and expenses), and (iii) the indemnifying parties will remain responsible for any Losses the indemnified party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Proceeding to the fullest extent provided in this Article 9.

(e) Consent to Jurisdiction; Process. Seller hereby consents to the non exclusive jurisdiction of any court in which a Proceeding is brought against any indemnified party for purposes of any claim that an indemnified party may have under this Agreement with respect to such Proceeding or the matters alleged therein.

9.4 Procedures for Indemnification: Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by written notice to the party from whom indemnification is sought.

9.5 Right of Setoff. Upon ten (10) days prior written notice to Seller, Purchaser may set off any Final Amount to which a Purchaser Indemnitee may be entitled under this Article 9 against any cash payments otherwise payable by Purchaser hereunder or, in the manner contemplated by the Subscription Agreement, the rights and preferences of the Consideration Shares. The exercise of such right of setoff by Purchaser in good faith, whether or not ultimately determined to be justified, will not constitute a breach under this Agreement. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it. As used herein, “Final Amount” means any amount for or against which Seller is obligated to indemnify any Purchaser Indemnitee pursuant to this Article 9, as determined (i) upon the written agreement or acknowledgment of Seller or (ii) pursuant to a final and binding judgment of a court of competent jurisdiction.

9.6 Adjustments to Losses.

(a) Insurance. In calculating the amount of any Loss, the proceeds actually received by the indemnified party or any of its Controlled Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person shall be deducted from such amount.

(b) Reimbursements and Adjustments. In calculating the amount of any Loss for which either party is entitled to indemnification hereunder, to the extent such Loss is actually recovered by a party pursuant to other terms of this Agreement or any Transaction Document, it shall be deducted from the amount owed under this Article 9 in order to prevent the same amount from being paid twice.

(c) Taxes. In calculating the amount of any Loss, there shall be deducted an amount equal to any net Tax benefit actually realized as a result of such Loss by the party claiming such Loss, and there shall be added an amount equal to any Tax imposed on the receipt of any indemnity payment with respect thereto.

9.7 Characterization of Indemnification Payments. Except as otherwise required by Law, all payments made by an indemnifying party to an indemnified party in respect of any claim pursuant to Section 9.2 hereof shall be treated as adjustments to the Purchase Price for Tax purposes.

9.8 Remedies. In the absence of fraud and except as otherwise expressly specified in this Agreement, the rights and remedies of Seller and Purchaser under this Article 9 are exclusive following the Closing and in lieu of any and all other rights and remedies which Seller and Purchaser may have under this Agreement or otherwise for monetary relief with respect to the subject matter hereof.

ARTICLE 10

GENERAL PROVISIONS

10.1 Fees and Expenses. Except as specifically provided in this Agreement, including in Section 5.5(a), Purchaser and Seller each shall pay its respective fees and expenses incidental to the preparation, negotiation and consummation of this Agreement and the transactions contemplated hereby, including the fees and expenses of its respective brokers, finders, attorneys and financial advisors.

10.2 Bulk Sales Laws. The parties hereto waive compliance with the requirements of the Bulk Sales Laws in connection with the consummation of the transactions contemplated hereby. In lieu thereof, Seller shall hold Purchaser harmless as provided in Article 9.

10.3 Notices. All notices, request, demands and other communications hereunder shall be in writing and shall be delivered (a) in person or by courier or nationally recognized overnight courier service, (b) mailed by first class registered or certified mail, postage prepaid, return receipt requested, or (c) by facsimile transmission, as follows:

(a)	If to Seller:

Advanced Metering Data Systems, L.L.C.

1941I Helenberg Road, Suite 103

Covington, LA 70433

Attention: President

Telephone: (504) 342-4943

Facsimile: (985) 246-7888

with a copy (which shall not constitute notice) to:

Stone Pigman Walther Wittman LLC

546 Carondelet Street

New Orleans, LA 701310

Attention: Joseph Caverly

Telephone: (504) 593-0845

Facsimile: (504) 596-0845

(b)	If to Purchaser:

Sensus Metering Systems Inc.

8601 Six Forks Road, Suite 300

Raleigh, North Carolina 27615

Attention: Dan Harness

Telephone: (919) 870-3269

Facsimile: (919) 845-3995

with a copy (which shall not constitute notice) to:

Mayer, Brown, Rowe & Maw LLP

1675 Broadway

New York, NY 10019

Attention: Philip O. Brandes

Telephone: (212) 506-2558

Facsimile: (212) 849-5958

Any party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice. If delivered personally or by courier, the date on which the notice, request, instruction or document is delivered shall be the date of deemed receipt; if delivered by nationally recognized overnight courier service, the Business Day after the date such notice, request, instruction or document is delivered shall be the date of deemed receipt; if delivered by facsimile transmission there shall be no deemed receipt unless a confirming copy is sent by another permissible means, and the date of deemed receipt shall occur in accordance with such other permissible means; and if delivered by mail as aforesaid, three Business Days after the date on which such notice, request, instruction or document is delivered shall be the date of deemed receipt.

10.4 Further Assurances. Each of the Parties shall execute such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby.

10.5 Assignment; Binding Effect. Neither party may assign its rights or obligations under this Agreement without the prior written consent of the other party; provided, however, Purchaser may, subject to compliance with the terms and conditions of Section 5.16, designate one or more wholly-owned direct or indirect subsidiaries to be the transferees of any of the Purchased Assets and may assign this Agreement and any or all of its rights, remedies, liabilities or obligations under this Agreement to (a) any Affiliate of the Purchaser, provided that Purchaser remains liable for the performance of such Affiliate hereunder, (b) any Person in connection with a change in control of Purchaser or a sale of all or substantially all the Purchased Assets, or (c) any Person providing financing to Purchaser. Any purported assignment in contravention of this Section 10.5 shall be null and void. This Agreement (including all of the terms and conditions of Sections 2.5, 5.15 and 5.16) shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

10.6 No Third Party Beneficiaries. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and their successors and permitted assigns, and in the case of Article 9 hereof, the Purchaser Indemnitees and Seller Indemnitees, and they shall not be construed as conferring any rights on any other Persons.

10.7 Independent Contractors; No Implied Obligations. The parties hereto are independent contractors, and nothing contained in this Agreement shall be deemed to create the relationship of partners, fiduciaries, joint venturers, or of principal and agent, franchisor and franchisee, or of any other implied association, relationship or obligations between the parties other than as expressly provided in this Agreement. Seller acknowledges, on behalf of itself and its Controlled Affiliates, that it does not have, and it shall not and shall ensure that its Controlled Affiliates do not make any representation to any third party, either directly or indirectly, indicating that such Person has, any authority to act for or on behalf of Purchaser in any way whatsoever. To the maximum extent permitted by Law, nothing contained herein shall create any implied right or obligation on any party hereto that is not expressly contemplated herein.

10.8 Headings. All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

10.9 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one counterpart has been signed by each party and delivered to the other party hereto.

10.10 Integration of Agreement; Amendments and Waivers. This Agreement (together with all schedules and exhibits hereto and all letter agreements between Purchaser and Seller dated as of the date hereof) supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof and may be amended or modified only by a written instrument executed by Purchaser and Seller. The waiver by one party of any breach of this Agreement by the other party shall not be considered to be a waiver of any succeeding breach (whether of a similar or a dissimilar nature) of any such provision or other provision or a waiver of any such provision itself. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.

10.11 Schedules. The Schedules to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein.

10.12 Governing Law; Waiver of Trial by Jury. This Agreement shall be construed under the laws of the State of New York, United States of America, without giving effect to the conflict of law provisions thereof. The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of any State or Federal court sitting in New York, New York, over any suit, action or proceeding arising out of or relating to this Agreement. Each of the parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to it at the address set forth above shall be effective service of process for any action, suit or proceeding brought against it in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties agrees that a final, non-appealable judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction such party is or may be subject, by suit upon such judgment. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTY HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, ARISING UNDER OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, INCLUDING IN

RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.

10.13 Partial Invalidity. Whenever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

10.14 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each party hereto has caused this Asset Purchase Agreement to be executed on its behalf by its duly authorized officer, all as of the day and year first above written.

PURCHASER:

SENSUS METERING SYSTEMS INC.

By:	/s/ Dan W. Harness
Name:	Dan W. Harness
Title:	President & CEO

SELLER:

ADVANCED METERING DATA SYSTEMS, L.L.C.

By:	/s/ H. Britton Sanderford, Jr.
Name:	H. Britton Sanderford, Jr.
Title:	President

Asset Purchase Agreement